Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

KRONOS INCORPORATED,

BLADE ACQUISITION CORP.

UNICRU, INC.

AND

BRIAN ASCHER, AS SECURITYHOLDER REPRESENTATIVE

Dated as of July 12, 2006

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Exhibits

Exhibit A	Articles of Incorporation of the Surviving Corporation
Exhibit B	List of Knowledge Parties
Exhibit C	List of Employee Bonus Payments

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 12, 2006 (this “Agreement”), by and among Kronos Incorporated, a Massachusetts corporation (“Parent”), Blade Acquisition Corp., an Oregon corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Unicru, Inc., an Oregon corporation (the “Company”), and Brian Ascher solely in his capacity as the representative (the “Securityholder Representative”) of each Securityholder.

RECITALS

(a) The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement.

(b) Subject to the terms and conditions hereof and to certain exceptions as set forth herein, by virtue of the Merger, the capital stock of the Company will be converted into the right to receive the Total Merger Consideration calculated in accordance with the terms hereof.

(c) Prior to the Closing (as defined below), Parent, the Securityholder Representative and the Escrow Agent will enter into a Holdback Agreement, pursuant to which a portion of consideration to be paid in connection with the transactions contemplated by this Agreement shall be paid into the Holdback Fund, the Expenses Fund and the Executive Fund, to be distributed, in each case, in accordance with the terms hereof and the Holdback Agreement.

(d) Capitalized terms used in this Agreement, unless otherwise specified herein, have the meanings specified in Annex A hereto.

Accordingly, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Oregon Business Corporation Act (the “OBCA”), at the Effective Time, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under Oregon law as the surviving corporation in the Merger (the “Surviving Corporation”) and (c) the Surviving Corporation shall become a wholly-owned subsidiary of Parent.

Section 1.2 Closing. Subject to the satisfaction or waiver of all of the conditions to closing contained in Article VI, the closing of the Merger (the “Closing”) shall take place (a) at the corporate offices of Parent, at 297 Billerica Road, Chelmsford, Massachusetts 01824, at

10:00 a.m. on the third Business Day after the day on which the last of those conditions (other than any conditions that by their nature are to be satisfied at the Closing) is satisfied or waived in accordance with this Agreement or (b) at such other place and time or on such other date as Parent and the Company may agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.”

Section 1.3 Effective Time. Immediately following the Closing, Parent and the Company shall cause articles of merger (the “Articles of Merger”) to be executed, signed, acknowledged and filed with the Secretary of State of the State of Oregon as provided in Section 60.494 of the OBCA. The Merger shall become effective when the Articles of Merger have been duly filed with the Secretary of State of the State of Oregon or at such other subsequent date or time as Parent and the Company may agree and specify in the Articles of Merger in accordance with the OBCA (the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in Section 60.497 of the OBCA.

Section 1.5 Articles of Incorporation. The articles of incorporation of the Surviving Corporation shall, at the Effective Time, be amended to read in its entirety as set forth on Exhibit A (the “Surviving Charter”).

Section 1.6 Bylaws. The Company shall take all requisite action so that the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be, from and after the Effective Time, the bylaws of the Surviving Corporation (the “Surviving Bylaws”) until amended as provided in the Surviving Charter, in the Surviving Bylaws or by applicable Laws.

Section 1.7 Directors. The Company shall take all requisite action so that the directors of Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and the OBCA.

Section 1.8 Officers. The Company shall take all requisite action so that the officers of Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and the OBCA.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK;

MERGER CONSIDERATION;

DETERMINATION OF WORKING CAPITAL

Section 2.1 Conversion of Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any shares of capital stock of Merger Sub or the Company:

(i) Conversion of Merger Sub Capital Stock. Each share of common stock, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, no par value, of the Surviving Corporation.

(ii) Cancellation of Company-Owned and Parent-Owned Stock. Each share of Company Common Stock, Series D Preferred Stock and Series E Preferred Stock owned by the Company or any of its wholly-owned Subsidiaries, or by Parent or any of its wholly-owned Subsidiaries, immediately prior to the Effective Time (collectively, the “Excluded Shares”) shall be canceled automatically and shall cease to exist, and no consideration shall be paid for the Excluded Shares.

(iii) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares), shall by virtue of the Merger be converted into the right to receive, subject to the terms set forth herein, the Total Per Share Merger Consideration, in cash, without interest. All shares of Company Common Stock that have been converted in the Merger shall be canceled automatically and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented such shares (each a “Certificate”) shall cease to have any rights with respect to those shares, other than the right to receive (i) following Closing, the Per Share Closing Date Merger Consideration (less the Pro Forma Option, Warrant and Note Proceed Amount as contemplated by Section 2.2(b)), upon surrender of their Certificates in accordance with Section 2.2 of this Agreement and (ii) on the second anniversary of the Closing Date, the Per Share Holdback Fund Amount, in each case subject to the adjustments provided by Section 2.1(b).

(b) Conversion of Capital Stock.

(i) Series D Preferred Stock and Series E Preferred Stock.

By the requisite vote of the Shareholders holding Series D Preferred Stock and Series E Preferred Stock, as provided for in Section 6N of the Company’s 2003 Amended and Restated Articles of Incorporation, all issued and outstanding shares of Series D Preferred Stock and Series E Preferred Stock shall have automatically converted into shares of Company Common Stock immediately prior to the Effective Time (the “Series D and Series E Conversion”).

(ii) Merger Consideration.

(A) Subject to the establishment of the Holdback Fund, the Expenses Fund and the Executive Fund, each of which will be delivered by Parent to the Escrow Agent at the Closing in accordance with the terms and conditions of the Holdback Agreement, the total consideration payable by Parent pursuant to the Merger is $150,000,000, (i) reduced by the amount, if any, that the Actual Net Working Capital of the Company as of the Closing is less than $7,000,000 (the “Target Net Working Capital”) as set forth in Section 2.1(b)(iii)(B) below; (ii) increased by the Aggregate Option and Warrant Exercise Amount (to the extent the Actual Net Working Capital is greater than the Target Net Working Capital); (iii) decreased by the amount of the Company Expenses; (iv) decreased by the amount of the Agreed Tax Adjustments; and (v) decreased by the amount of the Employee Bonus Payment.

(B) The Company shall, at least three (3) Business Days prior to the Closing Date, deliver to Parent a certificate setting forth a good faith determination of the estimated net working capital of the Company at the Closing, determined in accordance with GAAP on a consistent basis with the 2005 Audit Financial Statements and past practice (the “Estimated Net Working Capital”). At the Closing, the Initial Merger Consideration to be paid upon proper surrender of Certificates pursuant to Section 2.2 shall be based upon the Estimated Net Working Capital and shall be subject to adjustment pursuant to Section 2.1(b)(iii).

(C) For purposes of this Agreement:

“Actual Net Working Capital” means the Net Working Capital as determined pursuant to the Final Closing Date Balance Sheet.

“Aggregate Option and Warrant Exercise Amount” means any cash actually received by the Company from (i) the exercise of Company Stock Options and Company Warrants on or after May 19, 2006 and (ii) the repayment of any Shareholder Notes on or after May 19, 2006.

“Current Assets” shall mean the current assets of the Company excluding the Aggregate Option and Warrant Exercise Amount as reflected on the Final Closing Date Balance Sheet.

“Current Liabilities” shall mean the current liabilities of the Company as reflected on the Final Closing Date Balance Sheet.

“Net Working Capital” shall mean an amount (positive or negative) equal to the Current Assets minus the Current Liabilities, prior to any actual or accrued (x) payment of a license fee to ePredix and (y) severance obligations payable pursuant to Paragraph 5 of Schedule 5.1 hereto but excluding any cash actually received from (i) the exercise of Company Stock Options and Company Warrants from May 19, 2006 through the Closing Date and (ii) the repayment of any Shareholder Notes from May 19, 2006 through the Closing Date.

In connection with calculating Estimated Net Working Capital and Actual Net Working Capital, the cash used by the Company to pay off debt (which is not classified as a current liability) on or before the Closing Date will be added back into the Current Assets.

(iii) Adjustments to Merger Consideration.

(A) Stock Split, Stock Dividend and Similar Events. In addition to any other adjustment under this Section 2.1(b)(iii), the Total Per Share Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into shares of Company capital stock), reorganization, recapitalization or other like change with respect to shares of Company capital stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

(B) Working Capital Adjustment. In addition to any other adjustment under this Section 2.1(b)(iii), the Total Merger Consideration shall be adjusted downward to reflect (i) if the Estimated Net Working Capital is less than the Target Net Working Capital, the amount, if any, by which the Actual Net Working Capital is less than the Estimated Net Working Capital, or (ii) if the Estimated Net Working Capital is greater than the Target Net Working Capital, the amount, if any, by which the Actual Net Working Capital is less than the Target Net Working Capital, in each case as follows:

(1) As soon as practicable, but in any event within sixty (60) days following the Closing Date, Parent shall deliver to the Securityholder Representative an unaudited balance sheet of the Company (the “Preliminary Closing Balance Sheet”) as of the close of business on the date immediately preceding the Closing Date prepared in accordance with GAAP on a consistent basis with the 2005 Audited Financial Statements and past practice.

(2) Subject to the resolution of any disputes pursuant to Section 2.1(b)(iv), within thirty (30) days after the date of receipt by the Securityholder Representative of the Preliminary Closing Balance Sheet, if a downward adjustment to the Total Merger Consideration is required after giving effect to Sections 2.1(b)(iii)(B) and (C), Parent shall be entitled to a payment from the Holdback Fund in an amount equal to such downward adjustment.

(C) Readjustment in Certain Circumstances if Actual Net Working Capital Exceeds Estimated Net Working Capital. In addition to any other adjustment under this Section 2.1(b)(iii), if the Estimated Net Working Capital is less than the Target Net Working Capital such that the Initial Merger Consideration is decreased pursuant to the last sentence of Section 2.1(b)(ii)(B) (the “Closing Date Downward Working Capital Adjustment”), then (i) if the Actual Net Working Capital exceeds both the Estimated Net Working Capital and the Target Net Working Capital, the Total Merger Consideration shall be readjusted upward by the amount of the Closing Date Downward Working Capital Adjustment; and (ii) if the Actual Net Working Capital exceeds the Estimated Net Working Capital but is less than the Target Net Working Capital, the Total Merger Consideration shall be readjusted upward by the amount by which the Actual Net Working Capital exceeds the Estimated Net Working Capital. In such event, Parent shall deliver to the Paying Agent an aggregate amount equal to the amounts provided in clauses (i) or (ii) above, if and as applicable. The Paying Agent shall distribute such amount to the Securityholders in proportion to their respective interest in the Holdback Fund.

(D) If the Actual Net Working Capital is less than the Target Net Working Capital, in addition to any other adjustments provided by this Section 2.1(b)(iii), Parent shall be reimbursed out of the Holdback Fund an amount, if any, equal to the Aggregate Option and Warrant Exercise Amount paid at Closing to the Securityholders as part of the Initial Merger Consolidation.

(iv) Dispute Resolution.

(A) The Securityholder Representative may dispute any amounts reflected on the Preliminary Closing Balance Sheet; provided, however, that the Securityholder Representative shall have notified Parent in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within thirty (30) days of the Securityholder Representative’s receipt of the Preliminary Closing Balance Sheet. In the event of such a dispute, Parent and the Securityholder Representative shall attempt to reconcile their differences. If Parent and the Securityholder Representative are unable to reach a resolution within twenty (20) days after receipt by Parent of the Securityholder Representative’s written notice of dispute, Parent and the Securityholder Representative shall submit the items remaining in dispute for resolution to an accounting firm to be mutually agreed upon by the parties (the “Independent Accounting Firm”), which shall, within thirty (30) days of such submission, determine and report to the Securityholder Representative and Parent upon such remaining disputed items, and such report shall be final, binding and conclusive on the Securityholders and Parent. The Preliminary Closing Balance Sheet that has not been challenged, has been reconciled, or has been determined by the Independent Accounting Firm pursuant to this subsection 2.1(b)(iv)(A) is referred to herein as the “Final Closing Date Balance Sheet.” The fees and disbursements of the Independent Accounting Firm shall be allocated equally between Parent and the Securityholders.

(B) During the period of the Securityholder Representative’s review of the Preliminary Closing Balance Sheet and of any dispute referred to in this Section 2.1(b)(iv), Parent shall provide the Securityholder Representative, any accounting firm designated by the Securityholder Representative (the “Shareholders’ Accountant”) and any Independent Accounting Firm full access to the books, records and facilities of the Surviving Corporation and shall cooperate fully with the Securityholder Representative and Shareholders’ Accountant and any Independent Accounting Firm, in each case to the extent reasonably required by the Securityholder Representative, the Shareholders’ Accountant and any Independent Accounting Firm in order to review the amounts reflected in the Preliminary Closing Balance Sheet or to investigate the basis for any such dispute; provided, however, that any such review and investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the Surviving Corporation’s business.

Section 2.2 Surrender of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall (i) select a bank or trust company, satisfactory to Parent in its reasonable discretion, to act as the paying agent in the

Merger (the “Paying Agent”) and (ii) enter into a paying agent agreement with the Paying Agent, the terms and conditions of which are satisfactory to Parent in its reasonable discretion (the “Paying Agent Agreement”).

(b) Payment Fund. Promptly following the Effective Time, Parent shall provide funds to the Paying Agent in amounts necessary for the payment of the Initial Merger Consideration, including the Option Consideration, the Warrant Consideration and the Note Consideration, less the Pro Forma Option, Warrant and Note Proceed Amount, upon surrender of Certificates and execution and delivery of letters of transmittal. All funds provided to the Paying Agent are referred to as the “Payment Fund.”

(c) Payment Procedures for Certificates.

(i) Letter of Transmittal. Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (A) a letter of transmittal in customary form, specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of Certificates to the Paying Agent and (B) instructions for surrendering Certificates.

(ii) Surrender of Certificates. Upon surrender of a Certificate for cancellation to the Paying Agent, together with a duly executed letter of transmittal and any other documents required by the Paying Agent, the holder of that Certificate shall be entitled to receive in exchange therefor, promptly following surrender of such documentation, the Per Share Closing Date Merger Consideration payable in respect of that Certificate, less any required withholding of Taxes. Any Certificates so surrendered shall be canceled immediately. No interest shall accrue or be paid on any amount payable upon surrender of Certificates.

(iii) Unregistered Transferees. If any Per Share Closing Date Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, then such consideration may be paid to such a transferee so long as (A) the surrendered Certificate is accompanied by all documents required by Parent or the Paying Agent to evidence and effect that transfer and (B) the Person requesting such payment (1) pays any applicable transfer Taxes or (2) establishes to the satisfaction of Parent and the Paying Agent that all such Taxes have already been paid.

(iv) No Other Rights. Until surrendered in accordance with this Section 2.2(c), each Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Total Per Share Merger Consideration. Any Total Per Share Merger Consideration paid in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to that Certificate and the shares of Company Common Stock, Series D Preferred Stock or Series E Preferred Stock, as applicable, formerly represented by it.

(d) No Further Transfers. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the shares of

Company Common Stock, Series D Preferred Stock or Series E Preferred Stock that were outstanding immediately prior to the Effective Time.

(e) Required Withholding. Notwithstanding any other provision in this Agreement, Parent, the Surviving Corporation and the Paying Agent shall have the right to deduct and withhold Taxes from any payments to be made under this Agreement or any other agreements in connection with the Merger if such withholding is required by law and to collect any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from any Securityholder and any other recipient of any such payments. To the extent that amounts are so withheld and paid to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the applicable Shareholder or other recipient of payment in respect of which such deduction and withholding was made. Except as otherwise required by law, for all withholding and reporting purposes, Parent and Surviving Corporation will treat (and will cause the Paying Agent to treat) all payments made with respect to nonqualified options pursuant to Section 2.3(b) and all Employee Bonus Payments as taxable compensation income only when and as paid to the optionee or employee.

(f) No Liability. None of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of Certificates for any amount properly paid to a public official under any applicable abandoned property, escheat or similar Laws.

(g) Investment of Payment Fund. The Paying Agent shall invest the Payment Fund in accordance with the Paying Agent Agreement. Any interest and other income resulting from such investment shall become a part of the Payment Fund.

(h) Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of Certificates by the later of (i) 180 days after the Effective Time and (ii) ten days after the determination of the Final Working Capital Amount shall be delivered by the Paying Agent to Parent upon demand. Thereafter, any holder of Certificates who has not complied with this Article II shall look only to Parent for payment of the Per Share Closing Date Merger Consideration.

(i) Lost, Stolen or Destroyed Certificates. If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the execution and delivery of an indemnity agreement in customary form, against any claim that may be made against Parent on account of the alleged loss, theft or destruction of such Certificate, the Paying Agent shall pay the Per Share Closing Date Merger Consideration to such Person in exchange for such lost, stolen or destroyed Certificate.

Section 2.3 Options and Warrants; Shareholder Notes.

(a) The Company shall take such action as shall be required:

(i) to cause the vesting of any unvested Company Stock Options granted under any Company Option Plans to be accelerated in full (in the event such acceleration is required pursuant to the terms of any Company Option Plan) effective immediately prior to the Effective Time;

(ii) to effectuate the termination (to the extent required under any Company Option Plan) and cancellation, as of the Effective Time, of all Company Stock Options outstanding immediately prior to the Effective Time (without regard to the exercise price of such Company Stock Options); and

(iii) to cause, pursuant to the Company Option Plans, each outstanding Company Stock Option to represent as of the Effective Time solely the right to receive, in accordance with this Section 2.3, a lump sum cash payment in the amount of the Option Consideration, if any, with respect to each such Company Stock Option and to no longer represent the right to purchase shares of Company Common Stock or any other equity security of the Company, Parent, the Surviving Corporation or any other person or any other consideration.

(b) Each holder of a Company Stock Option outstanding as of the Effective Time shall (i) to the extent required under any Company Option Plan, have entered into an agreement prior to the Effective Time, in a form reasonably satisfactory to Parent, with the Company providing for a termination of the outstanding Company Stock Options issued to such holder under such Company Option Plan effective as of the Effective Time and (ii) be entitled to receive, net of any applicable federal and state withholding taxes, (x) from the Payment Fund, in respect and in consideration of each Company Stock Option so terminated and/or cancelled, as soon as practicable following the Effective Time, the Option Consideration, without any interest thereon, and (y) on the second anniversary of the Closing Date, the Per Share Holdback Fund Amount, if any. In the event that the exercise price of any Company Stock Option is equal to or greater than the Per Share Closing Date Merger Consideration, such Company Stock Option shall be cancelled and have no further force or effect and the holder of such Company Stock Option shall not be entitled to receive any Option Consideration.

(c) Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each person who is a holder of Company Stock Options a letter describing the treatment of and payment for such Company Stock Options pursuant to this Section 2.3 and providing instructions for use in obtaining payment for such Company Stock Options.

(d) The Company shall terminate all Company Option Plans immediately prior to the Effective Time.

(e) Prior to the Effective Time, the Company shall enter into an agreement, in a form reasonably satisfactory to Parent, with each holder of an outstanding Company Warrant providing for a termination of such Company Warrant effective as of the Effective Time, in exchange for (i) the payment of the applicable Warrant Consideration and (ii) on the second anniversary of the Closing Date, the payment of the Per Share Holdback Fund Amount, if any; provided, that the Warrant Consideration shall be reduced by any applicable federal and state withholding taxes.

(f) Prior to the Effective Time, the Company shall enter into an agreement, in a form reasonably satisfactory to Parent, with each issuer of an outstanding Shareholder Note providing for the termination of such Shareholder Note effective as of the Effective Time, in exchange for (i) the payment of the applicable Note Consideration and (ii) on the second anniversary of the Closing Date, the payment of the Per Share Holdback Fund Amount, if any; provided, that the Note Consideration shall be reduced by any applicable federal and state withholding taxes.

Section 2.4 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock, Series D Preferred Stock or Series E Preferred Stock for which the holder thereof (i) has not voted in favor of the Merger or consented to it in writing and (ii) has demanded the appraisal of such shares in accordance with, and has complied in all respects with, Section 60.551 to 60.594 of the OBCA (collectively, the “Dissenting Shares”) shall not be converted into the right to receive the Total Per Share Merger Consideration in accordance with Section 2.1(b). At the Effective Time, (x) all Dissenting Shares shall be cancelled and cease to exist and (y) the holder or holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under Section 60.551 to 60.594 of the OBCA.

(b) Notwithstanding the provisions of Section 2.4(a), if any holder of Dissenting Shares effectively withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then that holder’s shares (i) shall no longer be deemed to be Dissenting Shares and (ii) shall be treated as if they had been converted automatically at the Effective Time into the right to receive the Total Per Share Merger Consideration (as set forth in Section 2.1(b)) and, upon surrender of the Certificate representing such shares in accordance with Section 2.2, the Per Share Closing Date Merger Consideration.

(c) The Company shall give Parent (i) prompt notice of any demands for appraisal of any Dissenting Shares, the withdrawals of such demands, and any other instrument served on the Company under the provisions of Section 60.551 to 60.594 of the OBCA and (ii) the right to participate in all negotiations and proceedings with respect to demands for appraisal under the OBCA. The Company shall not offer to make or make any payment with respect to any demands for appraisal without the prior written consent of Parent.

Section 2.5 Company Expenses.

(a) No later than two Business Days immediately prior to the Closing, the Company will provide to Parent a true, complete and correct list of the amount of the accrued and unpaid fees, expenses and other similar amounts arising from the provision of services prior to the Closing that have been or are expected to be incurred on or prior to the Closing Date on behalf of the Company or the Securityholder Representative in connection with the preparation, negotiation and execution of this Agreement and the consummation of this Agreement and the transactions contemplated hereby (including the Merger), together with invoices therefor in reasonable detail, wire transfer instructions for such Persons and an acknowledgement that such invoice represents a final bill for services provided by such Person prior to and including the Closing, which expenses shall include, without limitation: (i) the fees and disbursements of, or other similar amounts charged by, counsel to the Company and/or the Securityholder Representative, including those of Stoel Rives LLP, (ii) the fees and expenses of, or other similar amounts charged by, any accountants (including KPMG, LLP), agents (including the Paying Agent), financial advisors (including Montgomery & Co., LLC), consultants and experts employed by the Company and/or the Securityholder Representative and (iii) the out-of-pocket expenses, if any, of the Company or the Securityholder Representative incurred in such capacity (the expenses set forth in this Section 2.5, the “Company Expenses”).

(b) Promptly after the Effective Time on the Closing Date, Parent will make (or cause to be made) on behalf of the Company, to one or more accounts designated in writing by the Company, by wire transfer of immediately available funds, the amount of Company Expenses determined pursuant to Section 2.5(a) to pay such Company Expenses.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that:

Section 3.1 Organization and Power. Each of the Company and its Subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of organization. Each of the Company and its Subsidiaries has the requisite power and authority to own, lease, transfer and operate its assets and properties and to carry on its business as now conducted.

Section 3.2 Foreign Qualifications. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation and is in good standing (as applicable) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where failures to be so qualified or licensed or in good standing (i) has not had, and is not reasonably likely to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken together, and (ii) is not likely to affect materially the ability of the Company to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

Section 3.3 Corporate Authorization. The Company has all necessary corporate power and authority to enter into this Agreement and the Holdback Agreement, subject to (x) approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of (i) Company Common Stock, (ii) Series D Preferred Stock and (iii) Series E Preferred Stock and (y) the holders of a majority of the outstanding shares of Series D Preferred Stock and Series E Preferred Stock, voting together as a single class, voting in favor of the Merger and the conversion, prior to the Effective Time, of the Series D Preferred Stock and Series E Preferred Stock into Company Common Stock, as provided for in Paragraph 6N of Section 2.6 of Article II of the Company’s 2003 Amended and Restated Articles of Incorporation (all the votes contemplated hereby, collectively, the “Requisite Company Vote”), to consummate the transactions contemplated by this Agreement. The board of directors of the Company has unanimously adopted resolutions: (a) approving the Merger, this Agreement, the Holdback Agreement and the transactions contemplated hereby and thereby; (b) declaring that it is in the best interests of the shareholders of the Company that the Company enters into this Agreement and the Holdback Agreement and consummates the Merger upon the terms and subject to the conditions set forth in this Agreement; (c) directing that approval of this Agreement be submitted to a vote by written consent of the shareholders of the Company; and (d) recommending to the shareholders of the Company that they approve this Agreement (the “Company Board Recommendation”). The execution, delivery and performance of this Agreement and the Holdback Agreement by the Company and the consummation by the Company of the transactions contemplated herein and therein have been duly and validly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Agreement, to the Requisite Company Vote.

Section 3.4 Enforceability. This Agreement and the Holdback Agreement have been duly executed and delivered by the Company and constitute legal, valid and binding agreements of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of generally applicability relating to or affecting creditors’ rights and to general equity principles.

Section 3.5 Organizational Documents. The Company has made available to Parent correct and complete copies of the articles of incorporation and bylaws (or the equivalent organizational documents) of the Company and each of its Subsidiaries, in each case as in effect on the date of this Agreement (collectively, the “Company Organizational Documents”).

Section 3.6 Minute Books. The Company has made available to Parent correct and complete copies of the minutes of all meetings of the shareholders, the boards of directors and each committee of the boards of directors of the Company and each of its Subsidiaries held since January 1, 2000.

Section 3.7 Subsidiaries. A correct and complete list of all Subsidiaries of the Company and their respective jurisdictions of organization is set forth in Section 3.7 of the disclosure letter, dated as of the date of this Agreement, delivered by the Company to Parent (the “Company Disclosure Letter”) Except as set forth in Section 3.7 of the Company Disclosure Letter, (a) each of the Subsidiaries of the Company is wholly-owned by the Company, directly or indirectly, free and clear of any Liens and (b) the Company does not own, directly or indirectly, any capital stock of, or any other securities convertible or exchangeable into or exercisable for capital stock of, any Person other than the Subsidiaries of the Company.

Section 3.8 Governmental Authorizations. The execution, delivery and performance of this Agreement and the Holdback Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement and the Holdback Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body, whether domestic or foreign (each, a “Governmental Entity”), other than:

(a) the filing of the Articles of Merger with the Secretary of State of the State of Oregon;

(b) the pre-merger notification required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”);

(c) compliance with the so-called “fair price,” “moratorium,” “control share acquisition” or other similar state anti-takeover laws (“Takeover Statutes”) set forth in Section 3.8(c) of the Company Disclosure Letter; and

(d) notice filings that are not material to the Company or any Subsidiary of the Company.

Section 3.9 Non-Contravention. Subject to the Requisite Company Vote, the execution, delivery and performance of this Agreement and the Holdback Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement and the Holdback Agreement do not and will not:

(a) contravene or conflict with, or result in any violation or breach of, any provision of the Company Organizational Documents;

(b) contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to the Company or any of its Subsidiaries or by which any material assets of the Company or any of its Subsidiaries (“Company Assets”) are bound, other than as set forth in Section 3.9(b) of the Company Disclosure Letter;

(c) result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any Contract to which the Company or any of its Subsidiaries is a party or by which any Company Assets are bound (collectively, “Company Contracts”) that is material to the Company and its Subsidiaries, taken together, other than as set forth in Section 3.9(c) of the Company Disclosure Letter;

(d) require any consent, approval or other authorization of, or filing with or notification to, any Person under any Company Contract that is material to the Company and its Subsidiaries, taken together, other than as set forth in Section 3.9(d) of the Company Disclosure Letter;

(e) give rise to any termination, cancellation, amendment, modification or acceleration of any rights or obligations under any Material Company Contract, other than as set forth in Section 3.9(e) of the Company Disclosure Letter; or

(f) cause the creation or imposition of any Liens on any Company Assets, other than as set forth in Section 3.9(f) of the Company Disclosure Letter.

Section 3.10 Capitalization.

(a) The authorized capital stock of the Company consists solely of (i) 100,000,000 shares of Company Common Stock, and (ii) 50,000,000 shares of preferred stock, no par value.

(b) As of the date hereof, (i) 23,920,743 shares of Company Common Stock were issued and outstanding, (ii) zero shares of Company Common Stock were owned by the Company and its Subsidiaries, (iii) 4,804,806 shares of Series D Preferred Stock were issued and outstanding and (iv) 4,136,585 shares of Series E Preferred Stock were issued and outstanding.

(c) Except as set forth in Section 3.10(b) hereof or in Section 3.10(c) of the Company Disclosure Letter, as of the date hereof, no shares of capital stock of the Company were issued, reserved for issuance or outstanding. Since the date hereof, no shares of capital stock of the Company, or securities convertible or exchangeable into or exercisable for shares of capital stock of the Company, have been issued other than upon exercise of the Company Stock Options outstanding on that date.

(d) All shares of Company Common Stock, Series D Preferred Stock and Series E Preferred Stock issued and outstanding as of the date hereof, are duly authorized, validly issued, fully paid and non-assessable and, except as set forth in Section 3.10(d) of the Company Disclosure Letter, not subject to any pre-emptive rights. All shares of Company Common Stock, Series D Preferred Stock and Series E Preferred Stock issued and outstanding as of the date hereof have been issued in compliance with the requirements of the Securities Act. All shares of Company Common Stock that are subject to issuance will, upon issuance prior to the Effective Time upon the terms and subject to the conditions specified in the instruments under which they are issuable, (i) be duly authorized, validly issued, fully paid and non-assessable and (ii) not be subject to any pre-emptive rights.

(e) There are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of Company Common Stock or capital stock of any Subsidiary of the Company or (ii) except as set forth in Section 3.10(e) of the Company Disclosure Letter, to provide any funds to or make any investment in (A) any Subsidiary of the Company that is not wholly owned by the Company or (B) any other Person.

(f) Each outstanding share of capital stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid and non-assessable and not subject to any pre-emptive rights.

Section 3.11 Options.

(a) As of the date of this Agreement, Company Stock Options to acquire an aggregate of 6,586,426 shares of Company Common Stock have been granted and are outstanding under the Company’s Amended and Restated 1990 Stock Incentive Plan, the Company’s 2000 Key Executive Stock Plan, as amended, the Company’s Amended and Restated 2000 Stock Incentive Plan, the Guru Worldwide, Inc. 1999 Equity Incentive Plan, and the Xperius Inc. 2002 Stock Option/Stock Issuance Plan (collectively, the “Company Option Plans”). Except for (i) Company Stock Options to purchase an aggregate of 6,586,426 shares of Company Common Stock outstanding and shares available for grant under the Company Option Plans, and (ii) those Company Contracts set forth in Section 3.11(a) of the Company Disclosure Letter, there are no options, warrants, calls, conversion rights, stock appreciation rights, redemption rights, repurchase rights or other rights, agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party (A) relating to the issued or unissued capital stock or other securities of the Company or any of its Subsidiaries or (B) obligating the Company or any of its Subsidiaries to issue or sell any shares of their capital stock or other securities.

(b) The Company has made available to Parent correct and complete copies of all Company Option Plans and all forms of options issued under those Company Option Plans. Section 3.11(b) of the Company Disclosure Letter sets forth a correct and complete list of the following information, as of the date of this Agreement, with respect to each Company Stock Option: (i) the name of the holder of that option; (ii) the exercise price for that option; (iii) the number of shares of Company Common Stock subject to that option; (iv) the Company Option Plan under which that option was granted; (v) the dates on which that option was granted, will vest and will expire; and (vi) whether and to what extent the vesting schedule of each such option is subject to acceleration and the circumstances triggering such acceleration.

Section 3.12 Voting.

(a) The Requisite Company Vote is the only vote of the holders of any class or series of the capital stock of the Company or any of its Subsidiaries necessary (under the Company Organizational Documents, the OBCA, other applicable Laws or otherwise) to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

(b) There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party or of which the Company has Knowledge with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries. There are no bonds, debentures, notes or other instruments of indebtedness of the Company or any of its Subsidiaries that have the right to vote, or that are convertible or exchangeable into or exercisable for securities having the right to vote, on any matters on which shareholders of the Company may vote.

Section 3.13 SEC Reports. Neither the Company nor any Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any forms, reports, schedules, statements or other documents with the SEC, any foreign Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation service.

Section 3.14 Financial Statements; Books and Records.

(a) True and correct copies of the Company Financial Statements are included in Section 3.14 of the Company Disclosure Letter. The Company Financial Statements:

(i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods covered thereby (except as may be expressly indicated in the notes to those financial statements); and

(ii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof, and their consolidated results of operations, changes in shareholders’ equity and cash flows for the periods then ended.

(b) True and correct copies of the Company Monthly Financial Statements are included in Section 3.14 of the Company Disclosure Letter. The Company Monthly Financial Statements were prepared based on the books and records of the Company and its Subsidiaries and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to year-end adjustments).

(c) The books and records of the Company and its Subsidiaries (i) have been and are being maintained in accordance with GAAP and all other applicable legal and accounting requirements in all material respects and (ii) are in all material respects true, complete and correct, and do not contain or reflect any material inaccuracies or discrepancies.

(d) The Company and its Subsidiaries have established internal accounting controls, and such internal accounting controls provide reasonable assurance that (i) material transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company’s consolidated assets, (iii) access to assets of the Company and its Subsidiaries is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the Company and its Subsidiaries is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(e) The Company maintains disclosure controls and procedures that ensure that material information concerning (i) related party transactions, (ii) FAS 5 contingencies, (iii) off-balance sheet commitments, (iv) employee misconduct and (v) fraudulent activities is made known on a timely basis to the individuals responsible for the preparation of the Company’s financial statements and disclosures. The Company has made available to Parent copies of, all written descriptions of, and all policies, manuals and other documents promulgating, disclosure controls and procedures as related to the above items.

(f) Except as set forth in Section 3.14(f) of the Company Disclosure Letter, the Company has not, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of the Company. Section 3.14(f) of the Company Disclosure Letter identifies any loan or extension of credit maintained by the Company to which the second sentence of Section 13(k)(1) of the Exchange Act would apply.

Section 3.15 Liabilities. There are no liabilities or obligations of any kind, whether known or unknown, choate or inchoate, secured or unsecured, accrued, fixed, contingent, absolute or otherwise (collectively, “Liabilities”) of the Company or any of its Subsidiaries, other than:

(a) Liabilities disclosed in the consolidated audited balance sheet of the Company and its consolidated Subsidiaries as of June 30, 2006 and the footnotes thereto;

(b) Liabilities incurred since June 30, 2006 in the ordinary course of business consistent with past practices;

(c) Liabilities set forth in Section 3.15(c) of the Company Disclosure Letter; and

(d) Liabilities arising under the Material Company Contracts or under Contracts entered into in the ordinary course of business consistent with past practices which do not constitute Material Company Contracts.

Section 3.16 Absence of Certain Changes. Except as set forth in Section 3.16 of the Company Disclosure Letter, since June 30, 2006 the Company and each of its Subsidiaries have conducted their business in the ordinary course consistent with past practices and:

(a) there has not been any Company Material Adverse Effect; and

(b) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date of this Agreement, would be prohibited by Section 5.1.

Section 3.17 Litigation. Except as set forth in Section 3.17 of the Company Disclosure Letter, there are no legal actions, claims, demands, arbitrations, hearings, charges, complaints, investigations, examinations, indictments, litigations, suits or other civil, criminal, administrative or investigative proceedings (collectively, “Legal Actions”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. To the Company’s Knowledge, there are no Legal Actions pending or threatened against any director or officer of the Company or any of its Subsidiaries or other Person for whom the Company or any of its Subsidiaries may be liable. There are no Orders outstanding against the Company or any of its Subsidiaries.

Section 3.18 Contracts.

(a) Section 3.18(a) of the Company Disclosure Letter sets forth (by corresponding subsection) a true, complete and accurate list of, and the Company has delivered to Parent true and complete copies (including all amendments and supplements thereto) of the following being “Material Company Contracts”:

(i) any Company Contract that restricts in any material respect the ability of the Company or any of its Subsidiaries or Affiliates to compete in any line of business or to engage in business in any geographic area;

(ii) any Company Contract that contains any so-called “most favored nation” provision or similar provision requiring the Company or any of its Subsidiaries or Affiliates to offer to a Person any terms or conditions that are at least as favorable as those offered to one or more other Persons;

(iii) the top 40 client contracts (determined by 2006 annualized contract revenue) (each a “Material Client Contract”);

(iv) any Company Contract that involves any joint venture, partnership or any similar arrangement that involves the sharing of profits, losses, costs or Liabilities;

(v) any (x) Company Contract (other than a Client Contract) that involves payments to the Company or any of its Subsidiaries in excess of $50,000 per fiscal year and (y) Company Contract pursuant to which the Company or any of its Subsidiaries receives payments from a Person that provides services to clients of the Company or its Subsidiaries;

(vi) any Company Contract that involves payments by the Company or any of its Subsidiaries in excess of $50,000 per fiscal year;

(vii) any Company Contract that has a term of more than one year (except for those that may be canceled by the Company or its Subsidiary on 90 days’ notice or less without penalty);

(viii) any Company Contract that involves indebtedness for borrowed money or capital leases;

(ix) any Company Contract that involves guarantees of the obligations of any Person that is not a Subsidiary of the Company;

(x) any Company Contract that involves the lease of real property;

(xi) any Company Contract (other than the Shareholder Notes) that is with any director, officer, employee, shareholder or other Affiliate of the Company, but excluding, in all cases, any contracts with at-will employees who have executed a standard form of agreement previously provided or made available to Parent; and

(xii) a list of any Non-Renewed Client Contracts that were not renewed during the three-year period ended June 30, 2006.

(b) Except as set forth in Section 3.18 of the Company Disclosure Letter, (i) all Material Company Contracts (other than Non-Renewed Client Contracts) are valid and binding, in full force and effect and enforceable in accordance with their respective terms, (ii) neither the Company nor any of its Subsidiaries is in violation or breach of, or in default (with or without notice or the lapse of time or both) under, any Material Company Contracts, including with respect to any obligation, representation, performance guarantees and/or response commitments and, (iii) to the Knowledge of the Company, no other Person is in violation or breach of, or in default (with or without notice or the lapse of time or both) under, any Material Company Contracts.

(c) No counterparty to a Material Client Contract has (i) terminated or notified the Company in writing of its intention to terminate or cancel, or amend or modify in any manner adverse to the Company, such Material Client Contract or (ii) delivered any written notice or other communication, regarding any actual, alleged, possible or potential violation or breach of, or default under, such Material Client Contract by the Company.

(d) To the Knowledge of the Company, there are no Contracts between any officer, director or employee of the Company or any of its Subsidiaries, on the one hand, and any Person that is a commercial counterparty of the Company or any Subsidiary of the Company, on the other hand.

Section 3.19 Benefit Plans.

(a) Section 3.19(a) of the Company Disclosure Letter contains a correct and complete list of (i) each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), including multiemployer plans within the meaning of Section 3(37) of ERISA and (ii) each other legally binding stock purchase, stock option, severance, employment, retention, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether oral or written, under which (A) any past or present director, officer, employee or consultant of the Company has any present or future right to benefits or direct or indirect compensation or (B) the Company has any present or future Liabilities. All such plans, agreements, programs, policies, commitments and arrangements are collectively referred to as the “Company Benefit Plans.” All references to the “Company” in this Section 3.19 shall refer to the Company and any member of its “controlled group” within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”).

(b) With respect to each Company Benefit Plan, if applicable, the Company has made available to Parent correct and complete copies of: (i) all plan texts and agreements and related trust agreements, insurance policies (or other funding vehicles), or written summaries of all unwritten Company Benefit Plans; (ii) the most recent summary plan descriptions and material employee communications; (iii) the most recent annual report on Form 5500 (including all schedules); (iv) the most recent actuarial report and annual audited financial statements and opinion; (v) if the Company Benefit Plan is intended to qualify under Section 401(a) of the Code, the most recent determination letters received from the Internal Revenue Service (the “IRS”) addressed to the Company and to any prototype sponsor; and (vi) all communications with any Governmental Entity given or received within the past three years.

(c) All amounts properly accrued as liabilities or expenses of any Company Benefit Plan have been properly reflected in the most recent financial statements contained in Section 3.14 of the Company Disclosure Letter, to the extent required by GAAP. Since the date of such financial statements, there has been no amendment or change in interpretation by the Company relating to any Company Benefit Plan which would materially increase the cost of such Company Benefit Plan.

(d) The Company does not maintain or contribute to, and has never maintained or contributed to, nor had the obligation to maintain or contribute to, any Company Benefit Plan subject to (i) Section 412 of the Code, (ii) Title IV of ERISA, (iii) any “multiple employer plan” within the meaning of the Code or ERISA, or (iv) being funded by, associated with or related to a “voluntary employees beneficiary plan” within the meaning of Section 501(c)(9) of the Code.

(e) Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws. Each Company Benefit Plan that requires registration with a Governmental Entity has been so registered. The Company has made all contributions to maintain any Company Benefit Plan when due and in all material respects has met all other obligations with respect to each Company Benefit Plan. All required filings and reports as to each Company Benefit Plan have been duly completed and timely filed. Except as set forth in Section 3.19(e) of the Company Disclosure Letter, (i) each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has been issued a favorable determination letter by the IRS with respect to such qualification, (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code and (iii) no event has occurred since the date of such qualification or exemption that would adversely affect such qualification or exemption. Each Company Benefit Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with and satisfies the requirements of said Section for each plan year ending prior to the Closing Date. No Company Benefit Plan is a split dollar insurance program or otherwise provides for loans to officers, other than the Unicru, Inc. 401(k) Salary Savings and Profit Sharing Plan.

(f) Each Company Benefit Plan which is a “group health plan” within the meaning of Section 607(1) of ERISA is in compliance in all material respects with the provisions of the Consolidated Omnibus Budget Recommendation Act of 1985 (“COBRA”), the Health Insurance Portability and Accountability Act of 1996 and other applicable Laws.

(g) Except as set forth in Section 3.19(g) of the Company Disclosure Letter, there are no: (i) Company Benefit Plans under which welfare benefits are provided to past or present employees beyond their retirement or other termination of service, other than coverage mandated by COBRA, Section 4980B of the Code, Title I of ERISA or any similar state group health plan continuation Laws, the cost of which is fully paid by such employees or their dependents; or (ii) unfunded Company Benefit Plan obligations with respect to any past or present employees of the Company or other service provider that are not fairly reflected by reserves shown on the most recent financial statements contained in Section 3.14 of the Company Disclosure Letter.

(h) Except as set forth in Section 3.19(h) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not: (i) entitle any past or present employee of the Company or other service provider to severance pay, unemployment compensation or any other compensation payment; (ii) accelerate the time of the payment or vesting of, or increase the amount of, any compensation due to any past or present employee of the Company or other service provider; (iii) constitute or involve a “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or a breach of fiduciary responsibility within the meaning of Section 502(l) of ERISA as to which the Company has or reasonably could be expected to have any direct or indirect material liability; or (iv) result in any Liabilities to any past or present employees, including as a result of the Worker Adjustment and Retraining Act of 1988 (“WARN”) or any similar state Laws.

(i) The Company has no material Liabilities with respect to any misclassification of any Person as an independent contractor rather than as an employee.

(j) Neither the Company nor any Company Benefit Plan, nor to the Knowledge of the Company any “disqualified person” (as defined in Section 4975 of the Code) or “party in interest” (as defined in Section 3(18) of ERISA), has engaged in any non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which, individually or in the aggregate, has resulted or could reasonably be expected to result in any material liability to the Company or any of its Subsidiaries.

(k) There are no Legal Actions (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened against or relating to any of the Company Benefits Plans. Except as set forth in Section 3.19(k) of the Company Disclosure Letter, no Company Benefit Plan is the subject of nor has any received notice that it is the subject of examination by a Governmental Entity nor has any been a participant in or taken action to correct a Company Benefit Plan in accordance with a government sponsored amnesty, voluntary compliance, self correction or similar program. The assets of each Company Benefit Plan which is funded are reported at their fair market value and no liquidation expenses nor any other charge will be imposed on termination or liquidation of any such Company Benefit Plan.

(l) Neither the Company nor any of its Subsidiaries is a party to any Contract to create any additional Company Benefit Plans or to modify any existing Company Benefit Plan.

(m) No Company Benefit Plans have assets that include any Company security.

(n) Except as set forth in Section 3.19(n) of the Company Disclosure Letter, no Company Benefit Plan covers employees of the Company or any of its Subsidiaries outside of the United States.

(o) Each Company Benefit Plan is amendable or terminable unilaterally by the Company at any time without liability or expense to the Company or such Company Benefit Plan as a result thereof (except for benefits accrued through termination or amendment and reasonable, related expenses) and no plan documentation nor any written communication distributed to employees limits the Company’s ability to amend or terminate the Plan except to the extent so limited by Law or to protect accrued benefits.

(p) Section 3.19(p) of the Company Disclosure Letter sets forth the Company’s policy with respect to accrued vacation, accrued sick time or any earned time off and the total of the Company’s liabilities for such benefits as of June 30, 2006.

(q) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated since January 1, 2005 in good faith compliance with Code Section 409A, IRS Notice 2005-1 and the Proposed Regulation Sections 1.409A-1 through 1.409A-6 (the “Proposed Regulations”). No Company Benefit Plan that is a “nonqualified deferred compensation plan” has been materially modified (as determined under Proposed Regulations) after October 3, 2004. No event has occurred that would be treated by Code Section 409A(b) as a transfer of property for purposes of Code Section 83. No stock option or equity unit option granted under any Company Benefit Plan has an exercise price that has been or may be less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

Section 3.20 Excess Parachute Payments.

(a) Other than as set forth in Section 3.20(a) of the Company Disclosure Letter, no economic benefit payable or to be provided (whether in cash or property or the vesting of property) as a result of the consummation of the Merger or the consummation of any other transaction contemplated by this Agreement, including as a result of termination of employment on or following the Effective Time pursuant to any agreement to which the Company or any of its Subsidiaries is a party (collectively, the “Triggering Actions”), by or for the benefit of any director, officer, employee or consultant of the Company or any of its Affiliates who is a “disqualified individual” (within the meaning of the Treasury Regulation Section 1.280G-1) would be characterized as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code). No “disqualified individual” is entitled to receive any additional payment from the Company, any of its Subsidiaries, the Surviving Corporation as successor to the Company or, to the Knowledge of the Company, any other Person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such “disqualified individual.”

(b) Section 3.20(b) of the Company Disclosure Letter sets forth a good faith estimated calculation, as of the date of this Agreement, of: (i) the “base amount” (within the meaning of Section 280G(b)(3) of the Code) for each “disqualified individual” whose Company Stock Options will vest under their terms in connection with any Triggering Action; and (ii) the maximum amount that could be paid or provided to each such “disqualified individual” as a result of any Triggering Action.

Section 3.21 Company Employees.

(a) Section 3.21 of the Company Disclosure Letter contains a true and complete listing of the names of all employees of the Company and its Subsidiaries as of the date hereof, together with the following information with respect to each such employee: (i) job title, (ii) date of hire, (iii) base compensation rate and date of next compensation change, (iv) additional compensation (or the terms thereof, if determined pursuant to a scale or formula), if any, (v) the status of such employee with respect to long-term or short-term disability, if applicable, (vi) the Company Benefit Plans in which such employee participates and (vii) such employee’s expected number of hours of work per work week. Section 3.21 of the Company Disclosure Letter shall also include a listing of employees who were involuntarily terminated within the 12-month period immediately prior to the date hereof, together with the date of such termination.

(b) Section 3.21(b) of the Company Disclosure Letter contains a list of all employees of the Company or any Subsidiary who are not citizens of the United States. The

Company and each Subsidiary are in compliance with all applicable Laws relating to the hiring and employment of their respective employees.

Section 3.22 Labor Relations.

(a) None of the employees of the Company or its Subsidiaries is represented by a union and, to the Knowledge of the Company, no union organizing efforts have been conducted within the last three years or are now being conducted. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor contract. Neither the Company nor any of its Subsidiaries currently has, nor to the Knowledge of the Company, is there now threatened, a strike, picket, work stoppage, work slowdown or other organized labor dispute.

(b) The Company and each of its Subsidiaries is, and has been in compliance in all material respects with all applicable Laws relating to the employment of its employees, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, employee harassment, civil rights, safety and health, workers’ compensation, pay equity and the collection and payment of withholding and/or social security taxes.

Section 3.23 Taxes.

(a) All Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been properly prepared and timely filed, and all such Tax Returns (including information provided therewith or with respect thereto) are true, correct and complete in all respects. Except as provided in Section 3.23(a) of the Company Disclosure Letter, neither the Company nor any Subsidiary is or ever has been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which the common parent is the Company.

(b) The Company and its Subsidiaries have fully and timely paid all Taxes for which the Company and its Subsidiaries are liable that were due and payable. The unpaid Taxes of the Company and each Subsidiary for tax periods through May 31, 2006 do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) as set forth on the Company’s unaudited balance sheet as of May 31, 2006, and, except as provided in Section 3.23(b) of the Company Disclosure Letter, all unpaid Taxes of the Company and each Subsidiary for all Tax periods or portions thereof commencing after May 31, 2006 arose in the ordinary course of business and are a type and amount commensurate with Taxes attributable to prior similar periods. Neither the Company nor any Subsidiary (i) has any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than the Company or any Subsidiary and (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement. All taxes that the Company or any Subsidiary was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity.

(c) The Company and its Subsidiaries have made available to Parent (i) correct and complete copies of all U.S. federal and state income and all other material Tax Returns of the Company and Subsidiaries relating to Taxes for all taxable periods for which the applicable statutory periods of limitations have not expired, and (ii) correct and complete copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company or any Subsidiary relating to Taxes for all taxable periods for which the statute of limitations has not yet expired. The federal income Tax Returns of the Company and each Subsidiary have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.23 of the Company Disclosure Letter. No examination or audit of any Tax Return of the Company or any Subsidiary by any Governmental Entity is currently in progress or, to the Knowledge of the Company, threatened or contemplated. Neither the Company nor any Subsidiary has been informed by any jurisdiction that the jurisdiction believes that the Company or any Subsidiary was required to file any Tax Return that was not filed. Except as provided in Section 3.23(c) of the Company Disclosure Letter, neither the Company nor any Subsidiary has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes; (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any taxing authority.

(d) There are no Liens for Taxes upon any of the assets or properties of the Company or any Subsidiary, except for Taxes not yet due and payable.

(e) Neither the Company nor any Subsidiary is or has been required to make any material basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(f) Neither the Company nor any Subsidiary has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any Subsidiary been distributed in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transaction contemplated by this Agreement.

(g) None of the assets of the Company or any Subsidiary (i) is property that is required to be treated as being owned by any other Person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code, or (iv) is subject to a lease under Section 7701(h) of the Code or under any predecessor section.

(h) Except as set forth in Section 3.23(h) of the Company Disclosure Letter, there are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws) that are required to be taken into account by the Company or any Subsidiary in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date or as a result of the consummation of the transactions contemplated by this Agreement.

(i) All facts set forth, and all representations made, in the memorandum dated December 2, 2005, as prepared by Jeffrey S. Perry on behalf of KPMG, LLP, concerning the Section 382 analysis performed by KPMG, LLP, are true, correct and complete in all respects and all assumptions, including all statements made concerning the value of the Company’s stock, made therein are reasonable for purposes of performing an analysis of the limitation imposed under Section 382 on the Company net operating losses; provided, however, that the Company does not hereby make any representation or warranty concerning the legal conclusions expressed therein.

(j) Neither the Company nor any Subsidiary (i) is a “consenting corporation” within the meaning of former Section 341(f) of the Code, and none of the assets of the Company or any Subsidiary is subject to an election under former Section 341(f) of the Code, or (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k) Neither the Company nor any Subsidiary has ever participated in an international boycott as defined in Section 999 of the Code.

(l) Except as set forth in Section 3.23(l) of the Company Disclosure Letter, the Company is not a party to a lease that is treated as a “Section 467 rental agreement” within the meaning of Section 467(d) of the Code.

(m) Neither the Company nor any Subsidiary owns any interest in an entity that is characterized as a partnership for federal income Tax purposes.

(n) Section 3.23(n) of the Company Disclosure Letter sets forth each jurisdiction (other than United States federal) in which the Company or any Subsidiary files, is required to file or has been required to file a Tax Return.

(o) Neither the Company nor any Subsidiary is or has been a passive foreign company within the meaning of Section 1291 through 1297 of the Code.

(p) Neither the Company nor any Subsidiary has incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code that has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

(q) Neither the Company nor any Subsidiary is a party to a gain recognition agreement under Section 367 of the Code.

(r) Except as set forth in Section 3.23(r) of the Company Disclosure Letter, neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) installment sale or other open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date.

(s) No holder of shares of Company Common Stock holds shares of Company Common Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

(t) Section 3.23(t) of the Company Disclosure Letter sets forth a complete and accurate list of any Subsidiaries for which a “check-the-box” election under Section 7701 has been made.

(u) Neither the Company nor any Company Subsidiary has engaged or participated in any “reportable transaction” as defined in Treasury Regulation section 1.6011-4(b) or any analogous provision of state or local law.

Section 3.24 Environmental Matters.

(a) Except as has not had and is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries and, to the Knowledge of the Company, their respective predecessors are and have been in compliance with:

(i) all applicable Laws relating to (A) pollution, contamination, protection of the environment, health, safety or sanitation, (B) emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the air (indoor or outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or (C) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances (collectively, “Environmental Matters”); and

(ii) all applicable Orders relating to Environmental Matters (collectively, “Environmental Laws”).

(b) Except as has not had and is not reasonably likely to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken together, there are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans:

(i) that have given rise or could reasonably be expected to give rise to any Liabilities of the Company or any of its Subsidiaries under any Environmental Laws;

(ii) that have required or could reasonably be expected to require the Company or any of its Subsidiaries to incur any actual or potential cleanup, remediation,

removal or other response costs (including the cost of coming into compliance with Environmental Laws), investigation costs (including fees of consultants, counsel and other experts in connection with any environmental investigation, testing, audits or studies), losses, Liabilities, payments, damages (including any actual, punitive or consequential damages (A) under any Environmental Laws, contractual obligations or otherwise or (B) to third parties for personal injury or property damage), civil or criminal fines or penalties, judgments or amounts paid in settlement, in each case arising out of or relating to any Environmental Matters (collectively, “Environmental Costs”); or

(iii) that have formed or, to the Knowledge of the Company, could reasonably be expected to form, the basis of any Legal Action against or involving the Company or any of its Subsidiaries arising out of or relating to any Environmental Matters.

(c) Neither the Company nor any of its Subsidiaries has received any written notice or other communication: (i) that any of them is or may be a potentially responsible Person or otherwise liable in connection with any waste disposal site or other location allegedly containing any Hazardous Substances; (ii) of any failure by any of them to comply with any Environmental Laws or the requirements of any environmental Permits; or (iii) that any of them is requested or required by any Governmental Entity to perform any investigatory or remedial activity or other action in connection with any actual or alleged release of Hazardous Substances or any other Environmental Matters.

Section 3.25 Intellectual Property.

(a) Except as set forth in Section 3.25(a) of the Company Disclosure Letter, the Company and its Subsidiaries (i) exclusively own, or otherwise have the right to use under valid IP Licenses, the Intellectual Property used in connection with their respective businesses as presently conducted (the “Company Intellectual Property”) free and clear of any Liens and (ii) have the unrestricted right to use, make, have made, sell, distribute, offer to sell, import, license, sublicense and otherwise exploit the Company Intellectual Property, subject to the terms and conditions of such IP Licenses, and (iii) have recorded with the USPTO or equivalent office in any foreign jurisdiction, assignments to the company or applicable Subsidiary of all right, title and interest in and to all inventions which are the subject of the Company’s patent applications developed by employees, consultants or others in connection with or contract to the company or applicable Subsidiary.

(b) Section 3.25(b) of the Company Disclosure Letter sets forth a correct and complete list of all registrations, issuances, filings and applications for any Intellectual Property filed by the Company or any of its Subsidiaries, as well as all material unregistered Trademarks, specifying as to each item, as applicable: (i) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed; and (ii) the issuance, registration or application numbers and dates.

(c) Section 3.25(c) of the Company Disclosure Letter sets forth a correct and complete list of all material IP Licenses under which the Company or any of its Subsidiaries is a licensor, licensee, distributor or reseller. The Company and its Subsidiaries have performed in all material respects their respective obligations imposed on them under such IP Licenses. The Company and its Subsidiaries have made all payments to date required under all such IP Licenses. The Company and its Subsidiaries are not in material violation or material breach of any such IP Licenses. All of the IP Licenses which pertain to Company Intellectual Property are valid, enforceable and in full force and effect. Except as set forth in Section 3.25(c) of the Company Disclosure Letter, the transactions contemplated by this Agreement will not result in the termination of, or otherwise require the consent, approval or other authorization of any party to, any IP License, excluding licenses relating to off the shelf software, as such term is commonly understood (“Off-the-Shelf Software”).

(d) All of the Company’s rights in the material Company Intellectual Property (except its Patents) are valid and enforceable, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles. Except as set forth in Section 3.25 of the Company Disclosure Letter, the Company and its Subsidiaries have no Knowledge of any prior art, statutory bars or other bases which would affect the validity or enforceability of any of the inventions which are the subject of the Company’s patent applications.

(e) None of the Trade Secrets, the value of which is contingent upon maintenance of confidentiality, have been disclosed to any employee, representative or agent of the Company or any of its Subsidiaries or any other Person not obligated to maintain such Trade Secret in confidence pursuant to a confidentiality agreement or similar binding obligation, except as required by the applicable patent office pursuant to the filing of a patent application by the Company.

(f) Except as set forth in Section 3.25(f) of the Company Disclosure Letter, the Company and its Subsidiaries are diligently prosecuting all patent applications they have filed and have timely filed all Copyright registrations.

(g) Each present or past employee, officer, consultant or any other Person who developed any part of any product or Intellectual Property that is or is intended to be made, used, imported, sold, offered for sale, licensed, sublicensed or otherwise exploited by the Company or any of its Subsidiaries has executed a valid and enforceable agreement with the Company or one of its Subsidiaries that (i) conveys any and all right, title and interest in and to all Intellectual Property developed by such person in connection with such person’s employment or contract to the Company or the applicable Subsidiary, (ii) requires such person, during and after the term of employment or contract, to cooperate reasonably with the Company or the applicable Subsidiary in the prosecution of any patent applications filed in connection with such Intellectual Property, (iii) establishes that, to the extent such person is an author of a copyrighted work created in connection with such person’s employment or contract, such work is a “work made for hire,” as set forth in 17 U.S.C. § 101, and (iv) obligates the employee or contractor to keep any confidential information of the Company and its Subsidiaries, including Trade Secrets, confidential both during and after the term of employment or contract. To the Knowledge of the Company, no employee or consultant of the Company or any of its Subsidiaries is in violation of any Laws applicable to such employee and relating to the Company or the Company Intellectual Property, or any term of any employment agreement, confidentiality agreement, patent or invention disclosure agreement or other Contract relating to the relationship of such employee or consultant with the Company, any of its Subsidiaries or any prior employer or client, as the case may be. Except as set forth in Section 3.25(g) of the Company Disclosure Letter, no such employee, consultant or other person has excluded works or inventions made prior to his employment with or work for the Company or any of its Subsidiaries from his assignment of inventions pursuant to such proprietary invention agreements.

(h) To the Knowledge of the Company, no former employer or client has brought any claim against any employee or consultant of the Company alleging that such employee or consultant is utilizing or infringing upon Intellectual Property of such former employer or client.

(i) Except as set forth in Section 3.25(i) of the Company Disclosure Letter, to the Knowledge of the Company, none of the Company Intellectual Property, products or services owned, used, developed, provided, sold, imported or otherwise exploited by the Company or any of its Subsidiaries, or made for the Company or any of its Subsidiaries by any Person, infringes upon or otherwise violates any Intellectual Property rights of others.

(j) To the Knowledge of the Company, except as set forth in Section 3.25(j) of the Company Disclosure Letter, no Person is infringing upon or otherwise violating the Intellectual Property rights of the Company or any of its Subsidiaries.

(k) Except as set forth and quantified in Section 3.25(k) of the Company Disclosure Letter and excluding Off-the-Shelf Software, the Company is not a party to or bound by any license or other Contract requiring the payment by the Company of any royalty or license payment.

(l) Except as set forth in Section 3.25(l) of the Company Disclosure Letter, none of the Software owned or developed by the Company or any of its Subsidiaries includes any “open source” software code. For purposes of this Section 3.25(l), the term “open source” software includes all software licensed to the Company or its Subsidiaries or by the Company to third parties, under licenses substantially similar to those approved by the Open Source Initiative, including the GNU General Public License, the GNU Lesser Public License, the Artistic License, the Berkeley Software Distribution (BSD) License and the Apache License.

(m) All material Software used or owned by the Company or any of its Subsidiaries is set forth and described in Section 3.25(m) of the Company Disclosure Letter. The Software performs in all material respects in conformance with its specifications. Except as set forth in Section 3.25(m) of the Company Disclosure Letter, the Software is fully and freely transferable without any third party consents and, to the Knowledge of the Company, does not contain (i) any back door, time bomb, drop dead device, or other software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of a copy of the program or the right and title in and to the program or (ii) any virus, Trojan horse, worm or other software routines or hardware components designed to permit unauthorized access or to disable, erase or otherwise harm any computer, systems or Software. The Company has made back-ups of all Software and databases and has maintained such Software and databases at a secure off-site location.

(n) Neither the Company nor any Subsidiary has licensed, distributed or disclosed, and knows of no distribution or disclosure by others (including its employees and contractors) of, the Company Source Code to any Person, except pursuant to the agreements listed in Section 3.25(n) of the Company Disclosure Letter, and the Company and the Subsidiaries have taken all reasonable physical and electronic measures to prevent disclosure of such Company Source Code. No event has occurred, and no circumstances or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of such Company Source Code by the Company, its Subsidiaries or escrow agent(s) or any other person to any third party.

Section 3.26 Privacy Policy. The Company currently has, and has had on a continuous basis since 2003, a privacy policy (a “Privacy Policy”) that fully: (a) discloses (i) the manner and methods by which the Company and its Subsidiaries collect information from website or applicant kiosk visitors (“Customer Information”), (ii) the manner in which they use such Customer Information, (iii) to whom and under what circumstances they may disclose Customer Information to any third party, and (iv) how an individual may view and correct or delete any personally-identifiable Customer Information that such individual has submitted to the Company about himself or herself; and (b) states that the Customer Information may be transferred in connection with the consummation of a transaction of the type contemplated by this Agreement. The Company and its Subsidiaries have complied, and are currently in compliance, with all terms of its Privacy Policy, including with respect to the collection, use and disclosure of Customer Information. Neither the Company nor any of its Subsidiaries has collected, used, disclosed or failed to safeguard any of the Customer Information it receives through its web site or otherwise in an unlawful manner or in a manner that violates the privacy rights of applicants recognized under applicable Law. To the Knowledge of the Company, no Person with whom the Company or any of its Subsidiaries shares Customer Information, has used, disclosed or failed to safeguard any such Customer Information in an unlawful manner or in a manner that violates the privacy rights of applicants. The Company has posted a link to the Privacy Policy on its web site. The Company and its Subsidiaries have security measures in place to protect the Customer Information they receive through their web sites or otherwise and store in their computer systems from illegal use by third parties or use by third parties in a manner that violates the privacy rights of their customers recognized under applicable Law, and to the Knowledge of the Company there have not been any security breaches with respect to, or theft of, all or any portion of such Customer Information (including social security numbers).

Section 3.27 Real Property. Neither the Company nor any of its Subsidiaries currently owns, or has ever owned in the past, any real property. The Company and its Subsidiaries have valid and enforceable leasehold interests in all real property (including all buildings, fixtures and other improvements) used or held for use by them. Neither the Company’s nor any of its Subsidiaries’ leasehold interest in any such real property is subject to any Liens, except for Liens that (i) have not had, and are not reasonably likely to have, individually or in the aggregate, a material effect on the Company and its Subsidiaries, taken together or (ii) are not likely to materially affect the ability of the Company to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

Section 3.28 Personal Property. The Company and its Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all material personal Company Assets owned, used or held for use by them. Except as set forth in Section 3.28 of the Company Disclosure Letter, neither the Company’s nor any of its Subsidiaries’ ownership of or leasehold interest in any such material personal Company Assets is subject to any material Liens. Except for normal wear and tear, the machinery and equipment of the Company and its Subsidiaries necessary for the continued conduct of their respective businesses are in satisfactory operating condition and in a state of reasonable maintenance and repair. The Company Assets, together with any property licensed or leased by the Company or any of its Subsidiaries, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing.

Section 3.29 Permits; Compliance with Laws.

(a) Each of the Company and its Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, easements, variances, exceptions, consents, certificates, approvals and other permits of any Governmental Entity (“Permits”) necessary for it to own, lease and operate its properties and assets or to carry on its business as it is now being conducted (collectively, the “Company Permits”), and all such Company Permits are in full force and effect, except for such failures to be in full force and effect (i) as has not had, and is not reasonably likely to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken together or (ii) is not likely to materially and adversely affect the ability of the Company to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement. No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, and no such suspension or cancellation will result from the transactions contemplated by this Agreement, except (i) as has not had, and is not reasonably likely to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken together or (ii) is not likely to materially and adversely affect the ability of the Company to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

(b) Neither the Company nor any of its Subsidiaries is or has been in conflict with, or in material default or violation of, (i) any Laws applicable to the Company or such Subsidiary or by which any of the Company Assets is bound or (ii) any Company Permits. Neither the Company nor any Subsidiary has received any notice or communication from any Governmental Entity alleging noncompliance with any applicable laws, rule or regulation.

Section 3.30 Agreements with Regulatory Agencies. Neither the Company nor any of its Subsidiaries (a) is a party to any consent, agreement or memorandum of understanding with any Governmental Entity, (b) is subject to any Order or (c) has adopted any board resolutions at the request of any Governmental Entity, in any case that restricts the conduct of its business or that in any manner relates to the management or operation of its business (collectively, “Company Regulatory Agreements”). Neither the Company nor any of its Subsidiaries has been advised by any Governmental Entity that such Governmental Entity is considering issuing or requesting any Company Regulatory Agreement.

Section 3.31 Insurance. The Company and its Subsidiaries maintain policies or binders of insurance covering risks and events in the amounts set forth in Section 3.31 of the Company Disclosure Letter. Except as set forth in Section 3.31 of the Company Disclosure Letter, such policies will not terminate as a result of the consummation of the transactions contemplated by this Agreement.

Section 3.32 Takeover Statutes. The board of directors of the Company has taken all necessary action to ensure that the restrictions on business combinations contained in Sections 60.801 to 60.816 and 60.825 to 60.845 of the OBCA will not apply to this Agreement, the Holdback Agreement, the Merger or the other transactions contemplated by this Agreement, including by approving this Agreement, the Holdback Agreement, the Merger and the other transactions contemplated by this Agreement. Except as set forth in Section 3.8(c) of the Company Disclosure Letter, no other Takeover Statutes apply or purport to apply to this Agreement, the Holdback Agreement, the Merger or any of the other transactions contemplated by this Agreement or the Holdback Agreement.

Section 3.33 Warranties. Section 3.33 of the Company Disclosure Letter sets forth a true and correct list of all agreements entered into by the Company or any Subsidiary under which the Company or any Subsidiary has either (i) given a guarantee of performance, (ii) given a representation of service availability, (iii) given a response time commitment, (iv) given minimum service level commitments, or (v) assumed liability for a third party manufacturer’s warranties with respect to a product or service manufactured, sold, leased, licensed or delivered by the Company or any Subsidiary. Section 3.33 of the Company Disclosure Letter also identifies all past and present notices of default of any of the guaranties and/or commitments set forth in (i) through (v) above.

Section 3.34 Accounts Receivable. Except as set forth in Section 3.34 of the Company Disclosure Letter, all accounts receivable of the Company and the Subsidiaries reflected on the Final Closing Date Balance Sheet will be valid receivables subject to no setoffs or counterclaims and will be current and collectible (within 180 days after the date on which they first became due and payable), net of the aggregate applicable reserve for bad debts on the Final Closing Date Balance Sheet. Neither the Company nor any Subsidiary has received any written notice from an account debtor stating that any account receivable in an amount in excess of $20,000 is subject to any contest, claim or set off by such account debtor.

Section 3.35 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary.

Section 3.36 Brokers and Finders. Except as set forth in Section 3.36 of the Company Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.37 Disclosure. Except as set forth in Section 3.37 of the Company Disclosure Letter, no representation or warranty of the Company made herein, in the Company Disclosure Letter, or in any certificate or exhibit furnished or to be furnished pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits to state a material fact necessary to make the statements made herein, in light of the circumstances under which they were made, not misleading.

Section 3.38 Signed Contract Detail. Section 3.38 of the Company Disclosure Letter contains a true and correct list as of June 30, 2006 of all (i) active customers, (ii) actual number of locations of each customer, (iii) number of contracted locations for each customer, (iv) price per billing unit, (v) average months remaining, (vi) remaining contract revenue, (vii) monthly recurring revenue actual and (viii) monthly recurring revenue contracted.

Section 3.39 No Related Party Transactions or Off Balance Sheet Items. Except as set forth in Section 3.39 of the Company Disclosure Letter, there are no related party transactions or off-balance sheet structures or transactions with respect to the Company or any of its Subsidiaries.

Section 3.40 Books and Records. The general ledgers and books of account of the Company are in all material respects complete and correct and have been maintained in accordance with all applicable procedures required by applicable laws and regulations.

Section 3.41 Cancellation of Convertible Instruments. Except as set forth in Section 3.41 of the Company Disclosure Letter, the Company has the right to cancel all unexercised Company Stock Options and Company Warrants prior to the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that:

Section 4.1 Organization and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Merger Sub is a corporation duly organized and validly existing under the laws of the State of Oregon. Each of Parent and Merger Sub has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

Section 4.2 Corporate Authorization. Each of Parent and Merger Sub has all necessary corporate power and authority to enter into this Agreement and the Holdback Agreement and to consummate the transactions contemplated by this Agreement and the Holdback Agreement. The board of directors of Parent has unanimously adopted resolutions approving this Agreement, the Holdback Agreement and the transactions contemplated herein and therein. The board of directors of Merger Sub has unanimously adopted resolutions approving this Agreement, the Holdback Agreement and the transactions contemplated by this Agreement and the Holdback Agreement. The execution and delivery and performance of this Agreement and the Holdback Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement and the Holdback Agreement have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub.

Section 4.3 Enforceability. This Agreement and the Holdback Agreement have been duly executed and delivered by each of Parent and Merger Sub and constitute a legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against each of them in accordance with their respective terms, subject, in each case, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of generally applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.4 Governmental Authorizations. The execution, delivery and performance of this Agreement and the Holdback Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement and the Holdback Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity, other than:

(a) the filing of the Articles of Merger with the Secretary of State of the State of Oregon;

(b) the filing with the SEC of any filings or reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the Exchange Act;

(c) the pre-merger notification required under the HSR Act; and

(d) compliance with the Takeover Statutes set forth in Section 3.8(c) of the Company Disclosure Letter.

Section 4.5 Non-Contravention. The execution, delivery and performance of this Agreement and the Holdback Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement and the Holdback Agreement do not and will not:

(a) contravene or conflict with, or result in any violation or breach of, any provision of Parent Organizational Documents;

(b) contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to Parent or any of its Subsidiaries or by which any material assets of Parent or any of its Subsidiaries (“Parent Assets”) are bound, assuming that all consents, approvals, authorizations, filings and notifications described in Section 4.4 have been obtained or made;

(c) result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any Contracts to which Parent or any of its Subsidiaries is a party or by which any Parent Assets are bound (collectively, “Parent Contracts”), other than as set forth in Section 4.5(c) of the disclosure letter, dated as of the date of this Agreement delivered by Parent to the Company (the “Parent Disclosure Letter”) or as would not be material to Parent and its Subsidiaries, taken as a whole, or affect materially the ability of Parent or Merger Sub to perform their respective obligations under this Agreement or consummate the transactions contemplated by this Agreement; or

(d) require any consent, approval or other authorization of, or filing with or notification to, any Person under any Parent Contracts, other than as set forth in Section 4.5(d) of Parent Disclosure Letter or as would not be material to Parent and its Subsidiaries, taken as a whole, or affect materially the ability of Parent or Merger Sub to perform their respective obligations under this Agreement or consummate the transactions contemplated by this Agreement.

Section 4.6 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

Section 4.7 Capital Resources. Parent has, or at the Effective Time, will have, sufficient cash to pay the full amount of the Total Merger Consideration.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business of the Company. Except as specifically set forth in this Agreement, the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its operations only in the ordinary course of business consistent with past practice and with no less diligence and effort than would be applied in the absence of this Agreement and (y) use its commercially reasonable best efforts to maintain and preserve intact its business organization, to retain the services of its current officers and key employees, and to preserve the commercial relationships with its customers, suppliers and other Persons with whom it has business dealings. Without limiting the generality of the foregoing, and except as otherwise specifically set forth in this Agreement or set forth in Section 5.1 of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to take any of the following actions, without the prior written consent of Parent, which shall not be unreasonably withheld or delayed with respect to clauses (d) and (g) below:

(a) Organization Documents. Amend any of the Company Organizational Documents;

(b) Dividends. Make, declare or pay any dividend or distribution on any shares of its capital stock;

(c) Capital Stock. (i) Adjust, split, combine or reclassify its capital stock, (ii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock, (iii) grant any Person any right or option to acquire any shares of its capital stock, (iv) issue, deliver or sell any additional shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or such securities (other than pursuant to the exercise of the Company Stock Options or In-the-Money Warrants that are outstanding as of the date of this Agreement) or (v) enter into any Contract, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock;

(d) Compensation and Benefits. (i) Increase the compensation or benefits payable or to become payable to any of its current directors, officers or employees, (ii) pay any compensation or benefits not required by any existing plan or arrangement (including the granting of stock options, stock appreciation rights, shares of restricted stock or performance units but excluding any acceleration of the vesting of any Company Stock Options) to its current directors, officers or employees, (iii) grant any severance or termination pay to any of its directors, officers or employees (except pursuant to existing written agreements, plans or policies), (iv) enter into any new employment or severance agreement with any of its current directors, officers or employees or (v) establish, adopt, enter into, amend or take any action to accelerate rights (excluding vesting of any Company Stock Options) under any Company Benefit Plans, except in each case (A) to the extent required by applicable Laws or (B) pursuant to existing collective bargaining agreements;

(e) Acquisitions. Acquire, by merger, consolidation, acquisition of equity interests or assets, or otherwise, any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof;

(f) Dispositions. Sell, lease, license, transfer, pledge, encumber, grant or dispose of any Company Assets, including the capital stock of Subsidiaries of the Company, other than (i) the sale of inventory or (ii) the disposition of used or excess equipment, in each case, in the ordinary course of business consistent with past practice;

(g) Contracts. (i) Enter into any Contract that would qualify as a Material Company Contract if it had been entered into prior to the date hereof, or enter into any other Contract that would be material to the Company and its Subsidiaries, taken together, other than such Contracts entered into in the ordinary course of business consistent with past practice, or (ii) terminate, amend, cancel or omit to take any action with respect to any Material Company Contract or request any material change in any Material Company Contract;

(h) Indebtedness; Guarantees. (i) Incur, assume or prepay any indebtedness, other than in the ordinary course of business consistent with past practice under existing lines of credit or as set forth in Section 5.1(h) of the Company Disclosure Letter, or (ii) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other Person;

(i) Loans. (i) Make any loans, advances or capital contributions to, or investments in, any other Person or (ii) make any loans to its directors, officers or employees;

(j) Capital Expenditures. Make any capital expenditure, other than capital expenditures that are not in excess of $500,000 individually or in the aggregate;

(k) Accounting. Change its accounting policies, procedures, methods or practices, other than as required by GAAP;

(l) Legal Actions. Waive, release, assign, settle or compromise any Legal Actions;

(m) Intellectual Property. Take any action or omit to take any action that causes any material Company Intellectual Property to become invalidated, abandoned or dedicated to the public domain; or

(n) Related Actions. Authorize, commit or agree to do any of the foregoing.

Section 5.2 Other Actions; Exclusivity. Parent and the Company shall not, and shall not permit any of their respective Subsidiaries to, take any action that could reasonably be expected to result in any of the conditions to the Merger set forth in ARTICLE VI of this Agreement not being satisfied or satisfaction of those conditions being delayed. The Company shall not, and the Company shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than Parent or any of its Subsidiaries) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company, any Subsidiary or any division or the Company, (ii) furnish any non-public information concerning the business, properties or assets of the Company, any Subsidiary or any division of the Company to any party (other than Parent) or (iii) engage in discussions or negotiations with any party (other than Parent) concerning any such transactions.

Section 5.3 Access to Information; Confidentiality.

(a) The Company shall, and shall cause its Subsidiaries, to: (i) provide to Parent and its Representatives access at reasonable times, upon prior notice to the officers, employees or agents of the Company, to the properties, books and records of the Company and its Subsidiaries; and (ii) furnish promptly such information concerning Company and its Subsidiaries as Parent or its Representatives may reasonably request. No investigation conducted under this Section 5.3(a), however, will affect or be deemed to modify any representation or warranty made in this Agreement.

(b) Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated June 24, 2004 (the “Confidentiality Agreement”), between Parent and the Company with respect to the information disclosed under this Section 5.3.

(c) Nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall, consistent with the terms and conditions of this Agreement, exercise complete control and supervision over the operations of the Company and its Subsidiaries.

Section 5.4 Notices of Certain Events.

(a) The Company shall notify Parent promptly of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement, (ii) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, notice from any Governmental Entity or audit of the Company, Affiliates or Company Benefit Plan, (iii) any Legal Actions threatened or commenced against or otherwise affecting the Company or any of its Subsidiaries if related to this Agreement, the Merger, the Holdback Agreement or any of the other transactions contemplated by this Agreement or the Holdback Agreement, (iv) the notice of departure or termination of employment of any executive officer or key employee of the Company, or (v) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time which (A) makes any of the representations or warranties of the Company contained in this Agreement untrue or inaccurate in any material respect or (B) causes or is reasonably likely to cause any breach of its obligations under this Agreement.

(b) Parent shall notify the Company promptly of (i) any communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement, (ii) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, (iii) any Legal Actions threatened or commenced against or otherwise affecting Parent or Merger Sub if related to this Agreement, the Merger, the Holdback Agreement or any of the other transactions contemplated by this Agreement or the Holdback Agreement, or (iv) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time which (A) makes any of the representations or warranties of Parent contained in this Agreement untrue or inaccurate in any material respect or (B) causes or is reasonably likely to cause any breach of the obligations of Parent or Merger Sub under this Agreement.

Section 5.5 Approval of Shareholders. To induce Parent to enter into this Agreement, the board of directors of the Company has solicited and received binding proxies from the Shareholders to enable Brian Ascher and Christopher Marsh, as the proxies named therein, to, immediately after execution of this Agreement, deliver Shareholder Consents that constitute the Requisite Company Vote to approve this Agreement, the Holdback Agreement, the Merger and the transactions contemplated hereby and thereby in accordance with the OBCA and the Company’s articles of incorporation and bylaws. The Company shall promptly take all action necessary or advisable in accordance with the OBCA and the Company’s articles of incorporation and bylaws to solicit additional Shareholder Consents from Shareholders that have not as of the date hereof delivered Shareholder Consents to the Company. Parent shall furnish to the Company all information concerning Parent and its subsidiaries, officers, directors and stockholders, and shall take such other action and otherwise cooperate, as the Company may reasonably request in connection with any such action. Unless and until this Agreement is validly terminated pursuant to Article VII, nothing herein shall limit or eliminate in any way the Company’s obligation to conduct such solicitation of consents.

Section 5.6 Waiver of Dissenters’ Rights. The Company shall use its commercially reasonable best efforts to obtain from each Shareholder who has not as of the date hereof executed a binding proxy (as described in Section 5.5) an executed consent and release, in a form reasonably satisfactory to Parent, waiving any rights that such Shareholder has to demand the appraisal of such Shareholder’s shares of capital stock of the Company in accordance with Section 60.551 to 60.594 of the OBCA (the “Dissenters’ Rights Waiver”).

Section 5.7 Benefit Plans. If any employee of the Company or any of its Subsidiaries is, at any time after the Effective Time, transferred to Parent or any of its Subsidiaries or becomes a participant in an employee benefit plan, program or arrangement maintained or contributed to by Parent or any of its Subsidiaries, then Parent shall (a) treat the prior service of such employee with the Company or its Subsidiaries, to the extent prior service is generally recognized, as service rendered to Parent or such Subsidiary of Parent for purposes of eligibility and vesting and (b) use commercially reasonable efforts to waive any pre-existing condition limitation that might otherwise apply to such employee, under such plan, program, or arrangement.

Section 5.8 Consents; Filings; Further Action.

(a) Upon the terms and subject to the conditions of this Agreement and in accordance with applicable Laws, each of Parent and the Company shall use its reasonable efforts to obtain any consents, approvals or other authorizations set forth in Schedule 6.2(d) to this Agreement. Parent and the Company shall, subject to applicable Laws relating to the exchange of information, cooperate and consult with each other in connection with the making of all filings and notifications required in connection with the transactions contemplated by this Agreement, including by providing copies of all relevant documents to the non-filing party prior to filing. Neither Parent nor the Company shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent of the other party, which consent shall not be unreasonably withheld.

(b) Each of Parent and the Company shall promptly inform the other party upon receipt of any communication from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding any of the transactions contemplated by this Agreement. Subject to Section 5.8(c) below, if Parent or the Company (or any of their respective Affiliates) receives a request for additional information from any such Governmental Entity that is related to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response to such request. Parent shall advise the Company promptly of any understandings, undertakings or agreements (oral or written) which Parent proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other Governmental Entity in connection with the transactions contemplated by this Agreement.

(c) Notwithstanding the foregoing, nothing in this Section 5.8 shall require, or be construed to require, Parent to agree to (i) comply with any “second request” by the Federal Trade Commission or the Department of Justice under the HSR Act, (ii) sell, hold separate, divest, discontinue or limit, before or after the Effective Time, any assets, businesses or interest in any assets or businesses of Parent, the Company or any of their respective Affiliates or (iii) any conditions relating to, or changes or restriction in, the operations of any such assets or businesses.

Section 5.9 Public Announcements. Parent and the Company shall consult with each other and obtain the other’s written consent, before issuing any press release or otherwise making any public statements about this Agreement or any of the transactions contemplated by this Agreement. Neither Parent nor the Company shall issue any such press release or make any such public statement prior to such consultation and written consent, except to the extent required by applicable Laws or the requirements of any exchange on which Parent’s common stock is then listed, in which case Parent use its reasonable commercial efforts to consult with the Company and use obtain the Company’s prior written consent before issuing any such release or making any such public statement.

Section 5.10 Fees, Costs and Expenses. All expenses (“Expenses”) (including those payable to Representatives) incurred by Parent and Merger Sub or on their behalf in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by Parent. The Company Expenses shall be paid as provided in Section 2.5(b) hereof. If the Merger is consummated, all Expenses of the Securityholder Representative incurred after the Closing shall be paid out of the Expenses Fund, in accordance with the terms of the Holdback Agreement.

Section 5.11 Takeover Statutes. If any Takeover Statute is or becomes applicable to this Agreement, the Holdback Agreement, the Merger or the other transactions contemplated by this Agreement or the Holdback Agreement, each of Parent and the Company and their respective boards of directors shall (a) take all necessary action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such Takeover Statute.

Section 5.12 Defense of Litigation. The Company shall not settle or offer to settle any Legal Action against the Company, any of its Subsidiaries or (if the Company is a party to such Legal Action) any of their respective directors or officers by any shareholder of the Company arising out of or relating to this Agreement or the transactions contemplated by this Agreement without the prior written consent of Parent (not to be unreasonably withheld or delayed).

Section 5.13 Maintenance and Prosecution of Intellectual Property.

(a) The Company shall take all reasonable actions to protect and maintain the Company Intellectual Property consistent with its past practices, including prosecuting all pending applications for Patents and maintaining each Patent owned by the Company.

(b) The Company shall promptly notify Parent if (i) it knows that any material Company Intellectual Property may become abandoned or dedicated to the public domain, or (ii) it has received notice of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the U.S. Patent and Trademark Office (the “USPTO”) or the U.S. Copyright Office (the “Copyright Office”) or equivalent office in any foreign jurisdiction, any court or tribunal in the United States or any political sub-division thereof, or any court or tribunal in any foreign jurisdiction), other than non-final determinations of the USPTO or the Copyright Office, regarding its ownership of any material Company Intellectual Property or its right to register the same or to keep, maintain and/or use the same.

Section 5.14 FIRPTA. On or prior to the Closing, the Company shall deliver to Parent (a) a statement certifying that the Company stock is not a “U.S. real property interest” and (b) a notice addressed to the Internal Revenue Service as described in Treasury Regulation Section 1.897-2(h)(2), both in accordance with Treasury Regulations under Sections 897 and 1445 of the Code and in a form reasonably acceptable to Parent. The Company authorizes Parent to, and acknowledges that Parent shall, file the notification and statement with the Internal Revenue Service on behalf of the Company. If Parent does not receive the statement and/or notice described above on or before the Closing Date, Parent or the Surviving Corporation shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code.

Section 5.15 280G Covenant. Prior to the Closing Date, the Company shall submit to a Shareholder vote the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive any and all payments (or other benefits) contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that no payment received by such “disqualified individual” would be a “parachute payment” under Section 280G(b) of the Code (determined without regard to Section 280G(b)(4) of the Code), in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code and regulations promulgated thereunder. Such vote shall establish the “disqualified individual’s” right to the payment or other compensation. In addition, before the vote is submitted to Shareholders, the Company shall provide adequate disclosure to holders of voting shares of Company capital stock of all material facts concerning all payments that, but for such vote, could be deemed “parachute payments” to a “disqualified individual” under Section 280G of the Code in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and regulations promulgated thereunder. Parent and its counsel shall have the right to review and comment on all documents to be delivered to the Shareholders in connection with such vote.

Section 5.16 Collection of Accounts Receivable after the Closing. After the Closing, the Surviving Corporation shall in good faith use (and Parent shall in good faith cause the Surviving Corporation to use) commercially reasonable efforts to collect all accounts receivable of the Company and the Subsidiaries reflected on the Final Closing Date Balance Sheet. If a payment from the Holdback Fund is made with respect to, or as a result of the inaccuracy of a representation or warranty of the Company made in Section 3.34 hereof, the Surviving Corporation shall, within two Business Days of the applicable payment from the Holdback Fund, assign to the Securityholder Representative all of the Surviving Corporation’s right, title and interest in and to all accounts receivable related to or associated with the claimed Loss.

ARTICLE VI

CONDITIONS

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a) Company Shareholder Approval. The Requisite Company Vote shall have been obtained in accordance with Section 5.5.

(b) Antitrust. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c) Consents. All consents, approvals and other authorizations of any Governmental Entity required to consummate the Merger and the other transactions contemplated by this Agreement (other than the filing of the Articles of Merger with the Secretary of State of the State of Oregon) shall have been obtained, free of any condition that has had, or could reasonably be expected to have, a material effect on the Company and its Subsidiaries, taken together.

(d) No Injunctions or Restraints. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Laws or Orders (whether temporary, preliminary or permanent) that restrain, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement or the Holdback Agreement. No Governmental Entity shall have instituted any proceeding seeking any such Laws or Orders.

Section 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of each of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement (including the Company Disclosure Letter and any certificate or instrument delivered hereunder) shall be true and correct on the date hereof and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date) and (iii) where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a Company Material Adverse Effect, with the same force and effect as if made on and as of the Closing Date (it being agreed that any materiality qualifications in particular representations and warranties shall be disregarded in determining whether such inaccuracies would reasonably be expected to have a Company Material Adverse Effect for purposes of this Section 6.2(a); provided, however, that the representations and warranties made in Section 3.3 and Section 3.10 shall be true and correct as of the Closing Date, except for immaterial inaccuracies, and shall not be subject to the qualifications set forth above).

(b) Performance of Obligations. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. Parent shall have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.2(a) and Section 6.2(b).

(d) Consents Under Agreements. The Company shall have obtained the consents, approvals and other authorizations set forth in Schedule 6.2(d) hereto.

(e) Director Resignations. Parent shall have received written resignation letters from each of the members of the board of directors of the Company, effective as of the Effective Time.

(f) Officer Resignations. Parent shall have received written resignation letters from each officer of the Company, effective as of the Effective Time.

(g) Releases. Parent shall have received written releases of claims against the Company from each member of the board of directors of the Company and each officer of the Company, in each case, effective as of the Effective Time.

(h) Dissenting Shares. Demand for payment pursuant to Section 60.571 of the OBCA shall not have been asserted prior to the date set by the Company in accordance with Section 60.567 of the OBCA by holders of more than 10% of the number of shares of Company Common Stock, Series D Preferred Stock and Series E Preferred Stock, outstanding prior to the Effective Time, calculated on an as-converted to Company Common Stock basis.

(i) Offers of Employment. Those persons identified on Schedule 6.2(i) hereto shall have accepted offers of employment from Parent and/or the Surviving Corporation on terms acceptable to Parent in its sole discretion.

(j) Banking Arrangements. The Company shall have caused all of its existing lines of credit to be terminated and any security interests related thereto to be released prior to Closing.

(k) Preferred Stock. The Series D and Series E Conversion shall have occurred.

(l) Options and Warrants; Shareholder Notes. The Company shall have entered into the agreements contemplated by Sections 2.3(a), 2.3(e) and 2.3(f) with each holder of an outstanding Company Stock Option (to the extent an agreement with such holder is required under Section 2.3(a)), each holder of an outstanding Company Warrant and each issuer of an outstanding Shareholder Note.

(m) Shareholder Consents. Holders of at least 90% in voting power of the outstanding shares of Company Common Stock, Series D Preferred Stock and Series E Preferred Stock shall have signed and delivered Shareholder Consents to the Company and the Company shall have delivered to Parent true and accurate copies of such Shareholder Consents.

(n) Waiver of Dissenters’ Rights. The Company shall have obtained, and shall have delivered to Parent true and complete copies of Dissenters’ Rights Waivers from Shareholders who, together with Shareholders who have as of the date of this Agreement executed a binding proxy, as described in Section 5.5 above, collectively hold at least 90% in voting power of the outstanding shares of Company Common Stock, Series D Preferred Stock and Series E Preferred Stock.

Section 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement (including Parent Disclosure Letter and any certificate or instrument delivered hereunder) shall be true and correct on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date) and (iii) where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a Parent Material Adverse Effect, with the same force and effect as if made on and as of the Closing Date (it being agreed that any materiality qualifications in particular representations and warranties shall be disregarded in determining whether such inaccuracies would reasonably be expected to have a Parent Material Adverse Effect for purposes of this Section 6.3(a)).

(b) Performance of Obligations. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have received a certificate, signed by an officer of Parent, certifying as to the matters set forth in Section 6.3(a) and Section 6.3(b).

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by mutual written consent of Parent and the Company.

Section 7.2 Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time:

(a) if the Merger has not been consummated by October 31, 2006, except that the right to terminate this Agreement under this clause (a) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations has been a principal cause of, or resulted in, the failure to consummate the Merger by such date;

(b) if this Agreement and the other matters contemplated herein have been submitted to the shareholders of the Company for approval by written consent in accordance with Section 5.5 and the Requisite Company Vote is not obtained;

(c) if any Law prohibits consummation of the Merger; or

(d) if any Order restrains, enjoins or otherwise prohibits consummation of the Merger, and such Order has become final and nonappealable.

Section 7.3 Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time if the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) has not been cured by the Company within five Business Days after the Company’s receipt of written notice of such breach from Parent.

Section 7.4 Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time if Parent breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) has not been cured by Parent within five Business Days after Parent’s receipt of written notice of such breach from the Company.

Section 7.5 Effect of Termination.

(a) Except as provided in Section 7.5(b), if this Agreement is terminated pursuant to this ARTICLE VII, it shall become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any shareholder, director, officer, employee, agent or representative of such party), except that if such termination results from the willful (a) failure of any party to perform its obligations or (b) breach by any party of its representations or warranties contained in this Agreement, then such party shall be fully liable for any Liabilities incurred or suffered by the other parties as a result of such failure or breach. The provisions of Section 5.9, Section 7.5 and ARTICLE XI shall survive any termination of this Agreement.

(b) If this Agreement is terminated pursuant to Section 7.2(b) and, (i) prior to such termination date, any person or Group (as defined in Section 13(d) of the Exchange Act), other than Parent, shall have made (or publicly announced its intention to make) an Acquisition Proposal and (ii) within 12 months after the termination of this Agreement, the Company consummates any Acquisition Proposal or enters into an Alternative Acquisition Agreement contemplated by any Acquisition Proposal, then the Company shall pay Parent a termination fee of $5,000,000 in cash (the “Termination Fee”). Any Termination Fee shall be payable on the earlier to occur of (x) the date on which the Company enters in the Alternative Acquisition Agreement or (y) the consummation of the Acquisition Proposal referred to therein.

Section 7.6 Amendment. This Agreement may be amended by the parties to this Agreement at any time prior to the Effective Time, so long as (a) no amendment that requires shareholder approval under applicable Laws shall be made without such required approval and (b) such amendment has been duly approved by the board of directors of each of Parent, Merger Sub and the Company. This Agreement may not be amended except by an instrument in writing signed by each of the parties to this Agreement.

Section 7.7 Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or, (c) subject to applicable Laws, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VIII

TAX MATTERS

Section 8.1 Tax Indemnification. The Securityholders shall be liable for, and shall pay, indemnify and hold harmless Parent and its Affiliates, pursuant to the terms, conditions and limitations of Article IX of this Agreement, from and against any liability for Taxes due or payable by the Company or any of its Subsidiaries for any taxable year or tax period (or portion thereof) ending (or deemed pursuant to Section 8.2 to end) at or prior to the Effective Time, including any liability for Taxes under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) to the extent the liability for Taxes exceeds the liability shown, excluding any deferred taxes on the Final Closing Date Balance Sheet. Parent and the Surviving Corporation shall be liable for, and shall pay, indemnify and hold harmless the Securityholders and their Affiliates from and against any and all liability for Taxes due or payable by the Company or any of its Subsidiaries for any taxable year or tax period (or portion thereof) beginning (or deemed pursuant to Section 8.2 to begin) after the Effective Time, including any liability for Taxes under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law).

Section 8.2 Taxable Period.

(a) For the purposes of this Article VIII, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date will (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which will be the number of days in the taxable period ending on the Closing Date and the denominator of which will be the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount that would be payable if the relevant taxable period ended at the Effective Time.

(b) If the Company or any subsidiary is permitted but not required under applicable foreign, state or local tax laws to treat the Closing Date as the last day of a taxable period, Parent and the Company shall treat such day as the last day of a taxable period. The Parent and the Company agree that they will treat the Company and any Subsidiary as if they ceased to be a part of the affiliated group of corporations of which the Company is a member within the meaning of Section 1504 of the Code, and any comparable or similar provision of state, local or foreign laws or regulations, as of the close of business on the Closing Date.

Section 8.3 Tax Returns and Payments. Parent will prepare, or cause the Company to prepare, in a manner consistent with prior years (to the extent permitted by Law), all Tax Returns required to be filed with respect to the Company or any of its Subsidiaries for all taxable periods beginning prior to the Closing Date that are filed after the Closing Date. Parent will deliver drafts of all such Tax Returns to the Securityholder Representative no later than twenty (20) Business Days prior to the date on which such Tax Returns are required to be filed. If, within ten (10) Business Days following its receipt of the draft Tax Returns, the Securityholder Representative does not dispute any provision of the draft Tax Returns, the draft Tax Returns shall be final. In the event that the Securityholder Representative has any dispute with regard to the draft Tax Returns, such dispute shall be resolved in accordance with the provisions for disputing the Net Working Capital set forth in Section 2.1(b)(iv); provided, however, that the relevant time periods shall be adjusted to allow for completion and filing of the Tax Returns on a timely basis. All income Tax Returns for the taxable period that ends on the Closing Date and the taxable period that begins the day after the Closing Date shall be prepared in accordance with Treasury Regulations Section 1.1502-76 (or any similar state, local or foreign Law); provided, however, that no election shall be made under paragraph (b)(2)(ii) (or any similar state, local or foreign Law). Parent will timely file such Tax Returns and pay all Taxes shown to be due on such Tax Returns; provided, however, that the Securityholders shall be liable for any and all Taxes shown to be due on such Tax Returns allocable to the Securityholders pursuant this Article VIII. During the period from the date of this Agreement to the Effective Time, the Company and its Subsidiaries shall prepare and timely file all Tax Returns required to be filed by them on or before the Closing Date (“Post-Signing Returns”) in a manner consistent with past practice, except as otherwise required by applicable Laws. The Company and its Subsidiaries will deliver drafts of all U.S. federal and state income Post-Signing Returns and all other material Post-Signing Returns to Parent no later than ten (10) Business Days prior to the date on which such Post-Signing Returns are required to be filed and fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed. Without the prior written consent of the Securityholder Representative which shall not be unreasonably withheld, neither Parent nor the Surviving Corporation shall amend or allow to be amended any Tax Return filed with respect to the Company or any of its Subsidiaries for any taxable period beginning prior to the Closing Date if such amendment could give rise to or increase the amount of any Shareholder indemnity pursuant to this Article VIII or Article IX, except with respect to the settlement of a Tax contest or audit.

Section 8.4 Notification of Inquiry. If Parent becomes aware of any inquiry, examination or proceeding that could result in a determination with respect to Taxes due or payable by the Company or any of its Subsidiaries for any taxable year or tax period ending on or prior to the Closing Date which is subject to indemnification by the Securityholders, Parent will promptly notify the Securityholder Representative in writing.

Section 8.5 Contest and Settlement. The contest and/or settlement of any issue raised in any inquiry, examination or proceeding that could result in a determination with respect to Taxes due or payable for any taxable year or period, shall be conducted as follows: (i) with respect to any such issue for which Parent and its Affiliates are not entitled to indemnification hereunder, Parent and its Affiliates shall have the sole right, at their expense, to conduct the contest and/or settlement of such issue, and (ii) with respect to any such issue for which Parent or any of its Affiliates may be entitled to indemnification from the Securityholders hereunder,

Parent shall conduct the contest and/or settlement of such issue; however, Parent shall consult with the Securityholder Representative with respect to the resolution of any issue, and not settle any such issue, or file any amended Tax Return relating to such issue, without the consent of the Securityholder Representative, which consent shall not be unreasonably withheld or delayed. Where consent to a settlement is withheld by the Securityholder Representative pursuant to this Section 8.5, the Securityholder Representative may initiate further proceedings at the expense of the Securityholders provided that any liability of Parent shall not exceed the liability that would have resulted had the Securityholder Representative not withheld its consent.

Section 8.6 Cooperation and Exchange of Information.

(a) Each of Parent and the Securityholder Representative shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Company as is reasonably necessary for the preparation and filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment. Parent and the Securityholder Representative agree to use their reasonable efforts to obtain any certificate or other document from any taxing authority, or customer of the Company or any other Person as may be necessary to mitigate, reduce or eliminate a Tax that would otherwise be imposed with respect to the Company or any of its Subsidiaries. Each of Parent and the Securityholder Representative shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company or any of its Subsidiaries for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations for the taxable periods to which such Tax Returns and other documents relate without regard to extensions, except to the extent notified by another party in writing of such extensions for the respective Tax periods, or (ii) six years following the due date for such Tax Returns.

(b) Each of Parent, Merger Sub, the Company and the Securityholder Representative agrees, at the election of Parent, to treat all payments of Option Consideration as allocable to the day following the Closing Date, so as to make available to Parent’s consolidated group (as defined in Treas. Reg. 1.1502-1(h)) any deduction arising from such payments. The parties believe that such an allocation is reasonable and intend to apply such allocation consistently with the “Next Day Rule” as set forth in Treas. Reg. 1.1502-76(b)(1)(ii)(B). To the extent possible, the Company and Securityholder Representative agree to require all persons related to the Company under Section 267 of the Code to treat such payments of Option Consideration as having been made as described in this Section 8.6(b). The parties agree that all payments of Option Consideration will be treated as made immediately after the Effective Time.

Section 8.7 Transfer Taxes. Notwithstanding anything to the contrary, any and all transfer, gains, sales, use, stock transfer and stamp taxes, recording, registration and other fees, and any similar Taxes which become payable in connection with the transactions contemplated by the Agreement shall be paid by the Company or reserved for in the Final Closing Date Balance Sheet.

Section 8.8 No Recourse Against Customers. In the event any Tax authority shall assess any sales, goods and services or other similar Taxes, or in the event Parent shall submit a claim for indemnification with respect to such Taxes hereunder, the Securityholder Representative shall have no recourse against, and the Securityholder Representative shall not seek reimbursement from, the customers of the Company or its Subsidiaries with respect to which such Taxes shall have been assessed.

Section 8.9 Miscellaneous. Parent shall treat all indemnification payments made under this Article VIII and under other indemnity provisions of the Holdback Agreement as adjustment to the Total Merger Consideration and such treatment shall govern for purposes hereof except to the extent that the Laws of a particular jurisdiction provide otherwise. During the period from the date of this Agreement to the Effective Time, the Company shall promptly notify Parent of any material Legal Action or audit pending or threatened against the Company or any of its Subsidiaries in respect of any Tax matter, and not settle or compromise any such Legal Action or audit without Parent’s prior written consent (not to be unreasonably withheld or delayed). During the period from the date of this Agreement to the Effective Time, the Company shall not make or revoke any material Tax election or adopt or change a Tax accounting method without Parent’s prior written consent (not to be unreasonably withheld or delayed).

Section 8.10 Scope of Article VIII. Any claim by any Indemnified Party (defined below) relating to a breach by another party of its obligations under this Article VIII shall be pursued in accordance with the procedures for indemnification claims, and shall otherwise be subject to the terms and conditions, set forth in Article IX.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Indemnification. Subject to the terms and conditions set forth in this Article IX, after the Closing Date, the Securityholders shall indemnify and hold harmless Parent, Merger Sub and their respective Affiliates, and the respective officers, directors, shareholders and employees of Parent, Merger Sub and such Affiliates (each, an “Indemnified Party” and collectively, the “Indemnified Parties”), from and against, and pay or reimburse Parent, Merger Sub and such Affiliates (and such officers, directors, shareholders and employees) for, any and all costs, amounts, payments, losses, damages or liabilities (including, without limitation, reasonable attorneys’ fees) (collectively, “Losses”) whether or not resulting from any third party claims, incurred or suffered by Parent, Merger Sub or any such Affiliates (or any of such officers, directors, shareholders and employees) with respect to, as a result of or in connection with:

(a) the inaccuracy of any representation or warranty of the Company made in or pursuant to this Agreement;

(b) any breach or nonfulfillment of any covenant or obligation of the Company under this Agreement;

(c) any claim by a Shareholder or former Shareholder of the Company, or any other person or entity, seeking to assert, or based upon; (i) ownership or rights to ownership of any shares of stock of the Company; (i) any rights of a Shareholder (other than the right to receive his her or its pro rata portion of the Total Per Share Merger Consideration pursuant to this Agreement or appraisal rights under the applicable provisions of the OBCA), including any options, preemptive rights or rights to notice or to vote; (iii) any rights under the articles of incorporation or bylaws of the Company; or (iv) any claim that his, her or its shares were wrongfully repurchased by the Company.

(d) certain Tax matters as set forth in Article VIII.

Section 9.2 Indemnification Procedures.

(a) An Indemnified Party shall notify the Securityholder Representative promptly after becoming aware of any Losses that such Indemnified Party shall have determined has given rise to, or is reasonably likely to give rise to, a claim for indemnification hereunder (and if such matter arises out of a Legal Action, such notice shall be given within ten (10) Business Days after such Indemnified Party is given written notice of the claim or the commencement of such Legal Action and shall describe the claim, the amount thereof (if known and quantifiable) and the basis thereof). Notwithstanding the preceding sentence, the failure to so notify the Securityholder Representative hereunder shall not release the Securityholders from their obligations under this Article IX, except to the extent the Securityholders are actually prejudiced by such failure to give prompt notice.

(b) The Securityholder Representative shall be entitled to participate in the defense of any Legal Action for which indemnification may be claimed hereunder (at the expense of the Securityholders), and at its option shall be entitled to assume the defense thereof by appointing counsel reasonably acceptable to Parent to be the lead counsel in connection with such defense (it being agreed in advance that counsel to the Company in this transaction is acceptable to Parent); provided that:

(i) the Indemnified Party shall be entitled to participate in the defense of such Legal Action and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnified Party (other than any reasonable fees and expenses of such separate counsel that are incurred prior to the date the Securityholder Representative assumes control of such defense, and except that the Securityholders shall pay all of the reasonable fees and expenses of such separate counsel if the Indemnified Party has been reasonably advised by its counsel that use of the same counsel to represent both the Indemnified Party and the Securityholders would present a conflict of interest);

(ii) the Securityholder Representative shall not be entitled to assume control of such defense and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (B) the Legal Action primarily seeks an injunction or equitable relief against the Indemnified Party; (C) the Indemnified Party has been reasonably advised by its counsel that use of the same counsel to represent both the Indemnified Party and the Securityholders would present a conflict of interest; or (D) upon petition by the

Indemnified Party, the appropriate court rules that the Securityholder Representative failed or is failing to vigorously prosecute or defense such Legal Action; and

(iii) if the Securityholder Representative shall control the defense of any such Legal Action, the Securityholder Representative shall obtain the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a Legal Action or ceasing to defend such Legal Action if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnified Party or if such settlement does not expressly and unconditionally release the Indemnified Party from all liabilities and obligations with respect to such Legal Action, without prejudice. A failure by the Indemnified Party to respond in writing to a written request by the Securityholder Representative for consent for a period of 15 Business Days or more shall be deemed consent by the Indemnified Party.

(c) After any Legal Action has been filed or initiated, each of Parent, Merger Sub and the Securityholder Representative shall make available to the other and its attorneys and accountants all pertinent information under its control relating to such claim which is not confidential or proprietary in nature or which is made available under the terms of a confidentiality agreement or is delivered or obtained under appropriate protective orders satisfactory to such party and the parties agree to render to each other such assistance as they may reasonably require of each other in order to facilitate the proper and adequate defense of any such claim.

(d) Notwithstanding anything herein to the contrary, indemnifiable Losses made pursuant to this Article IX shall be net of any insurance or other recoveries actually received (but without reduction for any “deductible,” “self insurance retention” or any similar risk retention expense in respect of applicable insurance policies or other expenses incurred in connection with such recovery) by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification.

(e) All indemnification obligations of the Securityholders under this Article IX shall be effected through a payment to Parent from the Holdback Fund.

Section 9.3 Limitations on Indemnification.

(a) The indemnification obligations of the Securityholders hereunder shall survive until the second anniversary of the Closing Date (the “Indemnification Expiration Date”); provided, however, that, in each case, all such obligations shall survive with respect to, and to the extent of, any claim for which notice shall have been delivered to the Securityholder Representative prior to the Indemnification Expiration Date until such claim shall have been finally resolved. After the Closing, the sole and exclusive remedies for any breach by the Company of any representation, warranty, covenant or agreement made in or pursuant to this Agreement or the Holdback Agreement shall be pursuant to Articles VIII and IX. Without limiting the foregoing, nothing herein shall prevent Parent from bringing a common law action for fraud against any Person whose own fraud has caused Parent to incur Losses or limit the Losses recoverable by Parent in such common law action.

(b) Notwithstanding anything to the contrary contained in this Article IX, the Securityholders shall not be obligated to pay any amounts for indemnification as a result of any claim in respect of any Losses incurred by any Indemnified Party under Section 9.1(a) or Section 9.1(c) unless the aggregate dollar amount of all claims for Losses equals or exceeds $250,000, at such time the total of such Losses, including but not limited to, the Losses that are below $250,000 will be deducted from the Holdback Fund.

(c) The maximum aggregate indemnification amount that shall be paid by the Securityholders to the Indemnified Parties under this Article IX shall be the full amount of the Holdback Fund.

(d) In all cases in which an Indemnified Party is entitled to be indemnified in accordance with this Agreement, such Indemnified Party shall be under a duty to take commercially reasonable measures to mitigate all losses.

(e) An Indemnified Party shall not be entitled under this Agreement to multiple recovery for the same Losses. If an Indemnified Party receives any amount under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment having been received but prior to the termination and winding up of the Holdback Fund in accordance with the Holdback Agreement, then such Indemnified Party shall promptly reimburse the Holdback Fund for any indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount. Nothing in this Section 9.3 shall be construed to require any party hereto to obtain or maintain any insurance coverage or file a claim under any insurance policy.

(f) Parent and Merger Sub each agree that Losses related to any event, transaction, circumstance or liability, whether contingent or accrued, for which a reserve has been established as a Current Liability on the Final Closing Date Balance Sheet shall not give rise to a right of indemnification hereunder, but only up to the amount of such reserve as set forth on the Final Closing Date Balance Sheet.

ARTICLE X

SECURITYHOLDER REPRESENTATIVE

Section 10.1 Appointment. In the event that the Merger is approved, effective upon such vote and without further act of any Securityholder, the Securityholder Representative shall be appointed with full power of substitution and resubstitution, as the representative of each Securityholder and true and lawful attorney-in-fact and agent to act in the name, place and stead of each such Securityholder and to execute in the name and on behalf of such Securityholder the Holdback Agreement and any document to be delivered by the Securityholders in connection with this Agreement. The Securityholder Representative shall not have any duties or responsibilities except those expressly set forth in this Agreement, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or shall otherwise exist against the Securityholder Representative. Except as set forth in Section 10.7, this appointment shall be irrevocable.

Section 10.2 Powers of Securityholder Representative. The Securityholder Representative shall have the full power, authority and right to perform, do and take any and all actions it deems necessary or advisable to carry out the purposes of this Agreement and the Holdback Agreement. In particular, but not by way of limitation, the Securityholder Representative has the power to (i) make and carry out decisions under this Agreement and the Holdback Agreement on behalf of each Securityholder and to sign documents and make filings on behalf of each Securityholder as if such Securityholder had itself signed or filed such document, and (ii) retain attorneys, accountants, and other professional service providers to assist and advise it with respect to its duties hereunder. If specifically requested by Securityholders who have the right to receive a majority of the Total Merger Consideration (including the Option Consideration, Warrant Consideration and Note Consideration) paid to the Securityholders, the Securityholder Representative shall also have the power to amend, modify or waive any agreement (including this Agreement) in the name of each Securityholder as if such Securityholder had itself amended, modified or waived such agreement (and regardless of whether the particular Securityholder in fact requested that the Securityholder Representative enter into such amendment, modification or waiver).

Section 10.3 Rights of Securityholder Representative. The Securityholder Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by any Securityholder, Parent or Merger Sub, or any other evidence deemed by the Securityholder Representative to be reliable. The Securityholder Representative shall be fully justified in failing or refusing or take any action under this Agreement and the Holdback Agreement unless it shall have received such advice or concurrence of the Securityholders as it deems appropriate or unless it shall have been expressly indemnified to its satisfaction by the Securityholders severally and pro rata against any and all liability and expense that it may incur by reason of taking or continuing to take any such action. The Securityholder Representative shall in all cases be fully protected in acting, or refraining from acting, under this Agreement in accordance with a request of Securityholders who have a right to receive a majority of the Total Merger Consideration (including the Option Consideration, Warrant Consideration and Note Consideration) paid to the Securityholders, and such request, and any such action taken or failure to act pursuant thereto, shall be binding upon all of the Securityholders.

Section 10.4 Liability of Securityholder Representative. The Securityholder Representative shall not be liable for any error of judgment, or any action taken or omitted to be taken hereunder except in the case of its intentional wrongdoing for personal benefit. The Securityholder Representative shall be entitled to consult with counsel of its choosing and shall be fully protected in any act taken, suffered, or permitted by it in good faith in accordance with the advice of counsel.

Section 10.5 Costs and Expenses. The Securityholder Representative shall not be paid any fee for services to be rendered hereunder. All reasonable fees and expenses incurred by the Securityholder Representative in performing its duties hereunder (including under Sections 2.1(b), Article VIII and Article IX) or under the Holdback Agreement shall be borne severally and pro rata by the Securityholders from the Expenses Fund.

Section 10.6 Indemnification. The Securityholders severally and pro rata shall indemnify and hold the Securityholder Representative harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, attorneys’ fees, and disbursements that may be imposed on the Securityholder Representative or incurred by the Securityholder Representative in connection with the performance of its duties under this Agreement, including any litigation arising from this Agreement or the Holdback Agreement or involving their subject matter, unless such loss, liability, claim or expense shall have been determined by a court of competent jurisdiction to be a result of the Securityholder Representative’s intentional wrongdoing for personal benefit. Except in the case of fraud by a Securityholder, each Securityholder’s liability under this Section 10.6 shall not exceed the portion of the Total Merger Consideration (including the Option Consideration, Warrant Consideration or Note Consideration) received by such Securityholder pursuant to this Agreement. Anything in this Agreement to the contrary notwithstanding, in no event shall the Securityholder Representative be liable to the Securityholders for special, indirect or consequential loss or damage of any kind whatsoever (including lost profits), even if the Securityholder Representative has been advised of the likelihood of such damages and regardless of the form of action.

Section 10.7 Resignation. The Securityholder Representative may resign at any time. The Securityholder Representative may be removed at any time by a writing signed by Securityholders who have the right to receive a majority of the Total Merger Consideration (including the Option Consideration, Warrant Consideration and Note Consideration) paid to the Securityholders. If the Securityholder Representative or any successor shall resign, be so removed, or become unable to act as the Securityholder Representative, a replacement shall promptly be appointed by a writing signed by Securityholders who have the right to receive a majority of the Total Merger Consideration (including the Option Consideration, Warrant Consideration and Note Consideration) paid to the Securityholders. Parent shall promptly be notified of such resignation, removal or appointment.

Section 10.8 Reliance. Parent and Merger Sub shall be entitled to rely on the actions taken by the Securityholder Representative, and that each action taken by the Securityholder Representative shall be binding on each of the Securityholders as if such action had been performed by such Securityholder. The Securityholders severally and pro rata shall indemnify and hold harmless Parent and Merger Sub from and against any losses that Parent or Merger Sub may suffer, sustain or become subject to as the result of any claim by any of the Securityholders that an action taken by the Securityholder Representative purportedly on behalf of the Securityholders pursuant to the authorization in this Article X is not binding on or enforceable against any of the Securityholders.

Section 10.9 Negotiation. In the event that Parent brings a claim under Article VIII or Article IX hereof or the Holdback Agreement, and the Securityholder Representative disputes such claim (a “Dispute”), Parent and the Securityholder Representative shall negotiate with each other in good faith to resolve the Dispute for a period of thirty (30) days from the date on which Parent notified the Securityholder Representative of such Dispute prior to taking any action pursuant to this Agreement or the Holdback Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Interpretation. The table of contents and headings in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement. Definitions shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references in this Agreement to Articles, Sections and Exhibits shall refer to Articles and Sections of, and Exhibits to, this Agreement unless the context shall require otherwise. The words “include,” “includes” and “including” shall not be limiting and shall be deemed to be followed by the phrase “without limitation.” Unless the context shall require otherwise, any agreements, documents, instruments or Laws defined or referred to in this Agreement shall be deemed to mean or refer to such agreements, documents, instruments or Laws as from time to time amended, modified or supplemented, including (a) in the case of agreements, documents or instruments, by waiver or consent and (b) in the case of Laws, by succession of comparable successor statutes. All references in this Agreement to any particular Law shall be deemed to refer also to any rules and regulations promulgated under that Law. References to a person also refer to its predecessors and permitted successors and assigns.

Section 11.2 Governing Law. This Agreement (and any claims arising out of or related to this Agreement or the transactions contemplated thereby) shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, including all matters of construction, validity and performance, in each case without any reference to conflicts of law rules, except to the extent the OBCA is applicable thereto.

Section 11.3 Submission to Jurisdiction. The parties to this Agreement: (a) agree that any action, suit or proceeding arising in connection with this Agreement shall be brought only in a federal court of the United States of America located (x) in the Commonwealth of Massachusetts in the event that the Securityholder Representative is bringing such action, suit or proceeding and (y) in the State of Oregon in the event that an Indemnified Party is bringing such action, suit or proceeding; (b) irrevocably submit to the personal jurisdiction of the federal courts of the United States of America located (x) in the Commonwealth of Massachusetts in the event that the Securityholder Representative is bringing a claim against Parent or Merger Sub and (y) in the State of Oregon in the event that Parent, Merger Sub or the Surviving Corporation is bringing a claim against the Securityholders; and (c) waive any claim of improper venue or any claim that those courts are an inconvenient forum. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.4 or in such other manner as may be permitted by applicable Laws, shall be valid and sufficient service thereof.

Section 11.4 Notices. Any notice, request, instruction or other communication under this Agreement shall be in writing and delivered by hand or overnight courier service or by facsimile:

If to Parent or Merger Sub, to:

Kronos Incorporated

297 Billerica Road

Chelmsford, Massachusetts 01824

Attention: General Counsel

Facsimile: (978) 236-3222

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attention: John A. Burgess, Esq.

                  Michael J. LaCascia, Esq.

Facsimile: (617) 526-5000

If to the Company, to:

Unicru, Inc.

9525 SW Gemini Drive

Beaverton, Oregon 97008

Attention: Christopher Marsh, President & CEO

Facsimile: (503) 596-3250

with a copy to:

Stoel Rives LLP

900 SW Fifth Avenue, Suite 2600

Portland, Oregon 97204

Attention: Todd Bauman, Esq.

Facsimile: (503) 220-2480

If to the Securityholder Representative, to:

Brian Ascher

c/o Venrock Associates

Suite 200

2494 Sand Hill Road

Menlo Park, California 94025

Facsimile: (650) 249-0333

with a copy to:

Cooley Godward LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, California 94306-2155

Attention: Robert Brigham, Esq.

Facsimile: (650) 849-7400

and

Stoel Rives LLP

900 SW Fifth Avenue, Suite 2600

Portland, Oregon 97204

Attention: Todd Bauman, Esq.

Facsimile: (503) 220-2480

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication shall be effective (a) if delivered by hand, when such delivery is made at the address specified in this Section 11.4, (b) if delivered by overnight courier service, the next business day after such communication is sent to the address specified in this Section 11.4, or (c) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 11.4 and appropriate confirmation is received.

Section 11.5 Entire Agreement. This Agreement (including the Exhibits to this Agreement), the Company Disclosure Letter, Parent Disclosure Letter, the Holdback Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

Section 11.6 No Third-Party Beneficiaries. Except as provided in Section 9.1, this Agreement is not intended to confer any rights or remedies upon any Person other than the parties to this Agreement.

Section 11.7 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

Section 11.8 Rules of Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

Section 11.9 Assignment. This Agreement shall not be assignable by operation of law or otherwise, except that Parent may designate, by written notice to the Company, a Subsidiary that is wholly-owned by Parent to be merged with and into the Company in lieu of Merger Sub, in which event all references in this Agreement to Merger Sub shall be deemed references to such Subsidiary, and in that case, all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such Subsidiary as of the date of such designation.

Section 11.10 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy.

Section 11.11 Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 11.12 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which shall be one and the same agreement. This Agreement shall become effective when each party to this Agreement shall have received counterparts signed by all of the other parties.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

KRONOS INCORPORATED

By:	/s/ Paul Lacy
Name: Paul Lacy
Title: President

UNICRU, INC.

By:	/s/ Christopher L. Marsh
Name: Christopher L. Marsh
Title: CEO

BLADE ACQUISITION CORP.

By:	/s/ Paul Lacy
Name: Paul Lacy
Title: Treasurer

SECURITYHOLDER REPRESENTATIVE

/s/ Brian Ascher
Brian Ascher
solely in his capacity as the Securityholder Representative

Annex A

For purposes of this Agreement:

“Acquisition Proposal” means any inquiry, proposal or offer from any person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (i) merger, consolidation, liquidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange, business combination or similar transaction involving he Company of any of its Subsidiaries, (ii) acquisition in any manner, directly or indirectly (whether in a single transaction or a series of related transactions) of 50% or more of any class of equity securities of the Company or any of its Subsidiaries or (iii) acquisition in any manner, directly or indirectly, (whether in a single transaction or a series of related transactions and including without limitation by means of an exclusive license) of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to 50% or more of the Company’s consolidated assets or to which 50% or more of the Company’s consolidated revenues are attributable; in each case other than the transactions contemplated by this Agreement.

“Actual Net Working Capital” has the meaning specified in Section 2.1(b)(ii)(C) hereof.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Option and Warrant Exercise Amount” has the meaning specified in Section 2.1(b)(ii)(C) hereof.

“Agreed Tax Adjustments” means $860,000.

“Agreement” has the meaning specified in the Preamble to the Agreement.

“Alternative Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, joint venture or similar agreement providing for consummation of a transaction contemplated by an Acquisition Proposal.

“Articles of Merger” has the meaning specified in Section 1.3 hereof.

“Audited Financial Statements” means the 2003, 2004 and 2005 audited consolidated financial statements (with prior year comparisons) of the Company and its consolidated Subsidiaries (consisting of a balance sheet, income statement, statement of cash flows and shareholder’s equity, including all related notes and schedules thereto).

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“Business Day” means any day, other than Saturday, Sunday or a U.S. federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Pacific time.

“Certificate” has the meaning specified in Section 2.1(a)(iii) hereof.

“Closing” has the meaning specified in Section 1.2 hereof.

“Closing Date” has the meaning specified in Section 1.2 hereof.

“Closing Date Downward Working Capital Adjustment” has the meaning specified in Section 2.1(b)(iii)(C) hereof.

“COBRA” has the meaning specified in Section 3.19(f) hereof.

“Code” has the meaning specified in Section 3.19(a) hereof.

“Company” has the meaning specified in the Preamble to the Agreement.

“Company Assets” has the meaning specified in Section 3.9(b) hereof.

“Company Benefit Plan” has the meaning specified in Section 3.19(a) hereof.

“Company Board Recommendation” has the meaning specified in Section 3.3 hereof.

“Company Common Stock” means the common stock, no par value, of the Company.

“Company Contracts” has the meaning specified in Section 3.9(c) hereof.

“Company Disclosure Letter” has the meaning specified in Section 3.7 hereof.

“Company Expenses” has the meaning specified in Section 2.5 hereof.

“Company Financial Statements” means the (A) unaudited, consolidated financial statements of the Company and its consolidated Subsidiaries (consisting of a balance sheet, income statement, statement of cash flows and shareholder’s equity, including all related notes and schedules thereto, provided on a quarterly basis, if applicable) from January 1, 2006 through June 30, 2006 and (B) audited consolidated financial statements of the Company and its consolidated Subsidiaries with prior year comparisons (consisting of a balance sheet, income statement, statement of cash flows and shareholder’s equity, including all related notes and schedules thereto, provided on a quarterly basis) for 2003 through 2005.

“Company Intellectual Property” has the meaning specified in Section 3.25(a) hereof.

“Company Material Adverse Effect” means any event, change, occurrence, circumstance or development which, individually or together with any one or more other events, changes, occurrences, circumstances or developments, has had, or could reasonably be expected to have, a material adverse effect on the business, assets, properties, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken together, or on the ability of the Company to perform its obligations under this Agreement or consummate the transactions

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contemplated by this Agreement, in each case other than any event, change, occurrence, circumstance or development proximately or directly resulting from: (i) changes in general economic, financial or market conditions (and not disproportionably affecting the Company) , (ii) changes generally affecting the industries in which the Company participates, (and not disproportionably affecting the Company), (iii) the announcement or pendency of the Merger (including any claim, litigation, cancellation of or delay in customer orders, reduction in revenues or income, disruption of business relationships or loss of employees), (iv) any action taken by the Company with Parent’s prior written consent, or (v) compliance with the terms of, or the taking of any action required by, this Agreement.

“Company Monthly Financial Statements” means the monthly financial reports for the months of January 2006 through June 2006, inclusive, prepared by or for the management of the Company in the ordinary and usual course of business, and that reflect the financial operations of the Company and its Subsidiaries for the monthly period stated therein.

“Company Option Plans” has the meaning specified in Section 3.11(a) hereof.

“Company Organizational Documents” has the meaning specified in Section 3.5 hereof.

“Company Permits” has the meaning specified in Section 3.29(a) hereof.

“Company Preferred Stock” means the preferred stock, no par value, of the Company.

“Company Regulatory Agreements” has the meaning specified in Section 3.30 hereof.

“Company Source Code” means the source code for any Software included in the Customer Offerings or Internal Systems or other confidential information constituting, embodied in or pertaining to such Software.

“Company Stock Option” means each option, whether or not then vested or exercisable, to purchase or acquire shares of Company Common Stock.

“Company Warrant” means each warrant or other contractual right to purchase or acquire shares of capital stock of the Company, provided that Company Stock Options and Company Preferred Stock shall not be considered Company Warrants.

“Confidentiality Agreement” has the meaning specified in Section 5.3(b) hereof.

“Contracts” means any contracts, agreements, licenses, notes, loans, bonds, mortgages, indentures, commitments, leases or other instruments or legally-binding obligations, whether written or oral.

“Copyright Office” has the meaning specified in Section 5.13(b) hereof.

“Current Assets” has the meaning specified in Section 2.1(b)(ii)(C).

“Current Liabilities” has the meaning specified in Section 2.1(b)(ii)(C).

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“Customer Information” has the meaning specified in Section 3.26 hereof.

“Customer Offerings” means (a) the products (including Software and Documentation) that the Company or any Subsidiary (i) currently develops, manufactures, markets, distributes, makes available, sells or licenses to their parties, or (ii) has developed, manufactured, marketed, distributed, made available, sold or licensed to their parties within the previous six years, or (iii) currently plans to develop, manufacture, market, distribute, make available, sell or license to third parties in the future and (b) the services that the Company or any Subsidiary (i) currently provides or makes available to third parties, or (ii) has provided or made available to third parties within the previous six years, or (iii) currently plans to provide or make available to third parties in the future.

“Dispute” has the meaning specified in Section 10.9 hereof.

“Dissenters’ Rights Waiver” has the meaning specified in Section 5.6 hereof.

“Dissenting Shares” has the meaning specified in Section 2.4(a) hereof.

“Effective Time” has the meaning specified in Section 1.3 hereof.

“Employee Bonus Payment” means an aggregate of $25,650 payable to the individuals listed on Exhibit C attached hereto in the respective amounts set forth opposite such individuals’ names.

“Environmental Costs” has the meaning specified in Section 3.24(b)(ii) hereof.

“Environmental Laws” has the meaning specified in Section 3.24(a)(ii) hereof.

“Environmental Matters” has the meaning specified in Section 3.24(a)(i) hereof.

“ERISA” has the meaning specified in Section 3.19(a) hereof.

“Escrow Agent” means U.S. Bank National Association.

“Estimated Net Working Capital” has the meaning specified in Section 2.1(b)(ii)(B) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

“Excluded Shares” has the meaning specified in Section 2.1(a)(ii) hereof.

“Executive Fund” means $750,000.

“Executive Fund Distribution Amount” means the aggregate amount of all distributions made from the Executive Fund in favor of the executives entitled to receive distributions in accordance with the terms of this Agreement and the Holdback Agreement.

“Expenses” has the meaning specified in Section 5.10 hereof.

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“Expenses Fund” means $250,000.

“Expenses Fund Distribution Amount” means the aggregate amount of all distributions made from the Expenses Fund in favor of the Securityholder Representative in accordance with the terms of this Agreement and the Holdback Agreement.

“Exploit” means develop, design, test, modify, make use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.

“Final Closing Date Balance Sheet” means the balance sheet determined in accordance with Section 2.1(b)(iv)(A).

“Final Working Capital Amount” means the amount of Net Working Capital of the Company set forth on the Final Closing Date Balance Sheet.

“Fully Diluted Number of Shares of Common Stock” means the sum of (i) all shares of Company Common Stock issued and outstanding, (ii) all shares of Company Common Stock into which issued and outstanding shares of Series D Preferred Stock are convertible, (iii) all shares of Company Common Stock into which issued and outstanding shares of Series E Preferred Stock are convertible, (iv) the number of shares of Company Common Stock issuable upon exercise of all vested Company Stock Options and (v) the number of shares of Company Common Stock purchasable by all In-the-Money Company Warrants, in each case, determined immediately prior to the Effective Time.

“GAAP” has the meaning specified in Section 3.14(a)(i) hereof.

“Governmental Entity” has the meaning specified in Section 3.8 hereof.

“Hazardous Substances” means: (i) any substance that is listed, classified or regulated under any Environmental Laws; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon; or (iii) any other substance that is the subject of regulatory action under any Environmental Laws.

“HSR Act” has the meaning specified in Section 3.8(b) hereof.

“Holdback Agreement” means the Holdback Funds Agreement, in a form to be mutually agreed upon by the parties hereto, by and among Parent, the Securityholder Representative and the Escrow Agent.

“Holdback Fund” means $15,000,000.

“Holdback Fund Distribution Amount” means the aggregate amount of all distributions made from the Holdback Fund in favor of Parent and other Indemnified Parties in accordance with the terms of this Agreement and the Holdback Agreement.

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“In-the-Money Company Warrants” means all Company Warrants having an exercise price that is less than the Per Share Closing Date Merger Consideration.

“Indemnification Expiration Date” has the meaning specified in Section 9.3(a) hereof.

“Indemnified Party” has the meaning specified in Section 9.1 hereof.

“Independent Accounting Firm” has the meaning specified in Section 2.1(b)(iv)(A) hereof.

“Initial Merger Consideration” means the amount of $150,000,000 (i) increased by the Pro Forma Option, Warrant and Note Proceed Amount, (ii) increased by the Aggregate Option and Warrant Exercise Amount, (iii) reduced by the amount, if any, that Estimated Net Working Capital is less than Target Net Working Capital as determined in accordance with Section 2.1(b), (iv) further reduced by the amount of Company Expenses, (v) further reduced by the Agreed Tax Adjustments, (vi) further reduced by the Employee Bonus Payment and (vii) without duplication, further reduced by the Holdback Fund, the Expenses Fund and the Executive Fund payable to the Escrow Agent pursuant to Section 2.1(b)(ii)(A).

“Intellectual Property” means all of the following, as they exist anywhere in the world: (i) patents, patent applications and inventions, designs and improvements described and claimed therein, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations, or interferences thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn, or resubmitted) (“Patents”); (ii) trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof, and all goodwill related thereto (“Trademarks”); (iii) copyrights and mask works, including all renewals and extensions thereof, copyright registrations and applications for registration thereof, and non-registered copyrights (“Copyrights”); (iv) trade secrets, know-how, inventions, processes, procedures, databases, confidential business information, concepts, ideas, designs, research or development information, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, technical data, discoveries, modifications, extensions, improvements, and other proprietary information and rights (whether or not patentable or subject to copyright, mask work, or trade secret protection) (“Trade Secrets”); (v) computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems and programs, including all source code, interpreted code or object code, and documentation related thereto (“Software”); and (vi) domain names, Internet addresses and other computer identifiers, web sites, web pages and similar rights and items (“Internet Assets”).

“Internal Systems” means the Software and documentation and the computer, communications and network systems(both desktop and enterprise-wide) laboratory equipment, reagents, materials and test, calibration and measurement apparatus used by the Company and any Subsidiary in their business operations or to develop, manufacture, fabricate, assemble, provide, distribute support, maintain or test the Customer Offerings, whether located on the premises of the Company or Subsidiary or hosted at a third party site.

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“IP Licenses” means all licenses, sublicenses, distributor agreements and other agreements or permissions, including the right to receive royalties or any other consideration, pertaining to Intellectual Property.

“IRS” has the meaning specified in Section 3.19(b) hereof.

“Knowledge” means, with respect to a particular fact or other matter and when used with respect to the Company, the actual knowledge of the persons set forth on Exhibit B hereto, and the knowledge such individuals would have had after reasonable inquiry of the responsible employees of the Company and each Subsidiary, as applicable, concerning such fact or other matter.

“Laws” means any domestic or foreign laws, statutes, ordinances, rules, regulations, codes or executive orders enacted, issued, adopted, promulgated or applied by any Governmental Entity.

“Legal Actions” has the meaning specified in Section 3.17 hereof.

“Liabilities” has the meaning specified in Section 3.15 hereof.

“Liens” means any liens, pledges, security interests, claims, options, rights of first offer or refusal, charges or other encumbrances.

“Losses” has the meaning specified in Section 9.1 hereof.

“Material Client Contract” has the meaning specified in Section 3.18(a)(iii) hereof.

“Material Company Contracts” has the meaning specified in Section 3.18(a) hereof.

“Merger” has the meaning specified in the Recitals to the Agreement.

“Merger Sub” has the meaning specified in the Preamble to the Agreement.

“Net Working Capital” has the meaning specified in Section 2.1(b)(ii)(C) hereof.

“Non-Renewed Client Contracts” means customer contracts that were active during the past three (3) years but which were not renewed by the client.

“Note Consideration” means an amount in cash equal to the product of (a) the Per Share Closing Date Merger Consideration multiplied by (b) the number of shares of restricted Company Common Stock issued to a Shareholder in conjunction with such Shareholder’s Shareholder Note, minus the unpaid outstanding principal and accrued interest underlying such Shareholder Note as of the Closing Date.

“OBCA” has the meaning specified in Section 1.1 hereof.

“Off-the-Shelf Software” has the meaning specified in Section 3.25(c) hereof.

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“Option Consideration” means an amount in cash equal to the product of (i) the excess, if any, of (A) the Per Share Closing Date Merger Consideration over (B) the exercise price per share of Company Common Stock subject to a Company Stock Option, multiplied by (ii) the total number of shares of Company Common Stock subject to such Company Stock Option (to the extent then vested or exercisable, without any interest thereon).

“Orders” means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by any Governmental Entity.

“Parent” has the meaning specified in the Preamble to the Agreement.

“Parent Assets” has the meaning specified in Section 4.5(b) hereof.

“Parent Contracts” has the meaning specified in Section 4.5(c) hereof.

“Parent Disclosure Letter” has the meaning specified in Section 4.5(c) hereof.

“Parent Material Adverse Effect” means any event, change, occurrence, circumstance or development which, individually or together with any one or more other events, changes, occurrences, circumstances or developments, has had, or could reasonably be expected to have, a material adverse effect on the business, assets, properties, liabilities, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken together, or on the ability of Parent to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement, in each case other than any event, change, occurrence, circumstance or development resulting proximately or directly from: (i) changes in general economic, financial or market conditions (and not disproportionately affecting Parent), (ii) changes generally affecting the industries in which Parent participates (and not disproportionately affecting Parent, (iii) the announcement or pendency of the Merger (including any claim, litigation, cancellation of or delay in customer orders, reduction in revenues or income, disruption of business relationships or loss of employees), (iv) any action taken by Parent with the Company’s prior written consent, or (v) compliance with the terms of, or the taking of any action required by, this Agreement.

“Paying Agent” has the meaning specified in Section 2.2(a) hereof.

“Paying Agent Agreement” has the meaning specified in Section 2.2(a) hereof.

“Payment Fund” has the meaning specified in Section 2.2(b) hereof.

“Per Share Closing Date Merger Consideration” means the quotient of (i) Initial Merger Consideration divided by (ii) the Fully Diluted Number of Shares of Common Stock.

“Per Share Holdback Fund Amount” means the quotient of (i) the sum of (w) the Holdback Fund minus the Holdback Fund Distribution Amount, plus (x) the Expenses Fund minus the Expenses Fund Distribution Amount, plus (y) the Executive Fund minus the Executive Fund Distribution Amount, plus (z) interest on the sum of such amounts computed at the rate specified in the Holdback Agreement for the period from the Closing Date to the date of payment

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of the Per Share Holdback Fund Amount, divided by (ii) the Fully Diluted Number of Shares of Common Stock.

“Permits” has the meaning specified in Section 3.29(a) hereof.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Post-Signing Returns” has the meaning specified in Section 8.3 hereof.

“Preliminary Closing Balance Sheet” has the meaning specified in Section 2.1(b)(iii)(B)(1) hereof.

“Privacy Policy” has the meaning specified in Section 3.26 hereof.

“Pro Forma Option, Warrant and Note Proceed Amount” means the aggregate of the pro forma proceeds to the Company from the deemed (x) exercise of all vested and exercisable Company Stock Options, (y) exercise of all In-the-Money Company Warrants and (z) repayment of all Shareholder Notes. The foregoing definition shall be used solely for purposes of calculating Total Merger Consideration and shall not affect the amounts actually paid by Parent to the Securityholders pursuant to this Agreement.

“Reporting Company” has the meaning specified in Section 3.14(e) hereof.

“Representatives” means, when used with respect to Parent or the Company, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives of Parent or the Company, as applicable, and its Subsidiaries.

“Requisite Company Vote” has the meaning specified in Section 3.3 hereof.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

“Securityholder Representative” has the mean specified in the Preamble of the Agreement.

“Securityholders” means the Shareholders receiving the Total Merger Consideration pursuant to Section 2.1, the holders of Company Stock Options receiving the Option Consideration pursuant to Section 2.3, the holders of Company Warrants receiving the Warrant Consideration pursuant to Section 2.3 and the holders of Shareholder Notes receiving the Note Consideration pursuant to Section 2.3.

“Series D and Series E Conversion” has the meaning specified in Section 2.1(b)(i).

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“Series D Preferred Stock” means the Series D Convertible Preferred Stock, no par value, of the Company.

“Series E Preferred Stock” means the Series E Convertible Preferred Stock, no par value, of the Company.

“Shareholder” means any holder of Company Common Stock, Series D Preferred Stock and Series E Preferred Stock, and the term “Shareholders” means all such holders, collectively.

“Shareholder Consent” means an irrevocable written agreement and consent, signed by a holder of Company Common Stock and/or Company Preferred Stock and meeting all requirements of the OBCA and the Company’s articles of incorporation and bylaws, by which such holder approves this Agreement, the Merger and the other transactions contemplated by this Agreement, the form of which, together with any documentation distributed in connection with obtaining such consent, has been reviewed and approved by Parent.

“Shareholder Notes” means the promissory notes that have been issued to the Company by its shareholders from time to time as payment for shares of restricted Company Common Stock.

“Shareholders’ Accountant” has the meaning specified in Section 2.1(b)(iv)(B) hereof.

“Subsidiary” means, when used with respect to Parent or the Company, any other Person that Parent or the Company, as applicable, directly or indirectly owns or has the power to vote or control 50% or more of any class or series of capital stock of such Person.

“Surviving Bylaws” has the meaning specified in Section 1.6 hereof.

“Surviving Charter” has the meaning specified in Section 1.5 hereof.

“Surviving Corporation” has the meaning specified in Section 1.1 hereof.

“Takeover Statutes” has the meaning specified in Section 3.8(c) hereof.

“Target Net Working Capital” has the meaning specified in Section 2.1(b)(ii)(A) hereof.

“Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto and any amendment thereof.

“Tax Sharing Agreement” has the meaning specified in Section 3.23 hereof.

“Taxes” means any and all taxes, charges, fees, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding,

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employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any consent or dispute thereof.

“Termination Fee” has the meaning specified in Section 7.5(b) hereof.

“Total Merger Consideration” means (i) the Initial Merger Consideration, plus (ii) the sum of (a) the Holdback Fund, (b) the Expenses Fund and (c) the Executive Fund, minus (iii) the sum (if any) of (x) the Holdback Fund Distribution Amount, (y) the Expenses Fund Distribution Amount and (z) the Executive Fund Distribution Amount, subject to any adjustment in accordance with Section 2.1(b)(iii).

“Total Per Share Merger Consideration” means the quotient of (i) the Total Merger Consideration divided by (ii) the Fully Diluted Number of Shares of Common Stock.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Triggering Actions” has the meaning specified in Section 3.20(a) hereof.

“USPTO” has the meaning specified in Section 5.13(b) hereof.

“WARN” has the meaning specified in Section 3.19(h) hereof.

“Warrant Consideration” means an amount in cash equal to the product of (a) the excess of the Per Share Closing Date Merger Consideration underlying a Company Warrant over the exercise price per share of capital stock of such Company Warrant and (b) the number of shares of capital stock of the Company subject to such Company Warrant.

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